Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

Orgenesis, Inc.,

a Nevada corporation;

Orgenesis Merger Sub Inc.,

a Delaware corporation;

Koligo Therapeutics, Inc.,

a Kentucky corporation;

the Shareholders of Koligo Therapeutics, Inc.

and

Long Hill Capital V, LLC, in its capacity as the Shareholders’ Representative

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

TABLE OF CONTENTS

SECTION 1.	DESCRIPTION OF TRANSACTION	1

1.1.	The Merger	1
1.2.	Closing	1
1.3.	Effective Time	2
1.4.	Effect of the Merger	2
1.5.	Articles of Incorporation and Bylaws; Directors and Officers	2

SECTION 2.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS	2

2.1.	Effects of the Merger on Capital Stock	2
2.2.	Determination of Closing Share Merger Consideration and Closing Cash Merger Consideration	4
2.3.	Deliveries and Payments of Closing Merger Consideration	4
2.4.	Escrow Amount	5
2.5.	Determination of Additional Share Merger Consideration and Additional Cash Merger Consideration	5
2.6.	Payment of Additional Merger Consideration	7
2.7.	Withholding Taxes	8
2.8.	No Dissent/Appraisal Rights	8
2.9.	Liabilities/Licenses	8
2.10.	Shareholders’ Representative; Power of Attorney	8
2.11.	Actions of the Shareholders’ Representative	8
2.12.	Shareholders’ Representative Expenses Consideration	9
2.13.	Limitation on Liability of the Shareholders’ Representative	9
2.14.	ULRF	9

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

3.1.	Due Organization; Subsidiaries	10
3.2.	Organizational Documents	10
3.3.	Authority; Binding Nature of Agreement	10
3.4.	Vote Required	10
3.5.	Non-Contravention; Consents	10
3.6.	Authorization	11
3.7.	Capitalization	11
3.8.	Financial Statements	12
3.9.	Absence of Changes	12
3.10.	Absence of Undisclosed Liabilities	12
3.11.	Tangible Assets	12
3.12.	Real Property; Leasehold	13
3.13.	Intellectual Property	13
3.14.	Agreements, Contracts and Commitments	15
3.15.	Compliance; Permits; Restrictions	17
3.16.	Legal Proceedings; Orders	18
3.17.	Tax Matters	19
3.18.	Employee and Labor Matters; Benefit Plans	20
3.19.	Environmental Matters	22
3.20.	Insurance	22
3.21.	No Brokers’ Fees	22
3.22.	Transactions with Affiliates	22
3.23.	Anti-Bribery; Foreign Corrupt Practices Act	23
3.24.	Information Technology; Data Privacy	23
3.25.	Stimulus Funds, Etc	24
3.26.	Continuity of Business Enterprise	25
3.27.	Accuracy of Allocation Schedule	25
3.28.	Government Contracts	25
3.29.	Full Disclosure	25
3.30.	Tissue Genesis Excluded	25

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SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	25

4.1.	Due Organization; Subsidiaries	25
4.2.	Organizational Documents	25
4.3.	Authority; Binding Nature of Agreement	26
4.4.	Non-Contravention; Consents	26
4.5.	Authorization	26
4.6.	Capitalization and Listing	27
4.7.	Valid Issuance of Shares	27
4.8.	Financing	27
4.9.	Parent SEC Filings; Financial Statements	27
4.10.	No Brokers	27
4.11.	Litigation	27
4.12.	No Vote Required	27
4.13.	Continuity of Business Enterprise	27
4.14.	Intended Tax Treatment	28
4.15.	Merger Sub	28
4.16.	No Other Representations and Warranties	28

SECTION 5	CERTAIN COVENANTS OF THE PARTIES	28

5.1	Operation of the Company’s Business	28
5.2	Access and Investigation	30
5.3	Company Non-Solicitation	30
5.4	Notification of Certain Matters	31
5.5	Tax Covenant	31
5.6	Continuity of Business Enterprise and Post-Closing Transfers	31
5.7	Maxim Payment	31
5.8	Section 16 Matters	31
5.9	Regulatory Approvals	31
5.10	Cooperation	31
5.11	Other Obligations of the Surviving Corporation	31
5.12	Disclosure; Exclusivity	32
5.13	Tissue Genesis Transaction	32
5.14	Shareholder Stock Powers	32

SECTION 6	ADDITIONAL AGREEMENTS OF THE PARTIES	32

6.1	Indemnification of Officers and Directors	32
6.2	[RESERVED]	33
6.3	Financing Applications	33
6.4	Tax-Free Reorganization	34
6.5	Non-Competition; Non-Solicitation	34
6.6	Confidentiality	35
6.7	Takeover Statutes	36
6.8	Technology Transfer	36

SECTION 7	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	36

7.1	No Restraints	36
7.2	Representations and Warranties	37
7.3	Performance of Covenants	37
7.4	Consents and Approvals	37
7.5	Receipt of Closing Deliveries	37
7.6	Employees	38
7.7	Related Party Transactions	38
7.8	Litigation	38
7.9	Company Material Adverse Effect	38
7.10	Long Hill Director Waiver	38
7.11	Termination of Certain Agreements and Rights	38
7.12	Employee Liabilities	38
7.13	Long Hill Liabilities	38
7.14	Blanford Liabilities	38
7.15	Estimated Closing Statement	38

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SECTION 8	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	39

8.1	No Restraints	39
8.2	Accuracy of Representations	39
8.3	Performance of Covenants	39
8.4	Receipt of Closing Deliveries	39
8.5	Merger Consideration	39
8.6	Employee Liabilities	39
8.7	Long Hill Liabilities	39
8.8	Blanford Liabilities	39
8.9	Company Transaction Costs	40

SECTION 9	TERMINATION	40

9.1	Termination	40
9.2	Effect of Termination	40
9.3	Expenses; Termination Fees	40

SECTION 10	Indemnification.	41

10.1	Survival of Representations	41
10.2	Indemnification by the Company	41
10.3	Defense of Third-Party Claims	42
10.4	Procedure	42

SECTION 11	MISCELLANEOUS PROVISIONS	44

11.1	Amendment	44
11.2	Waiver	44
11.3	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	44
11.4	Applicable Law; Jurisdiction	44
11.5	Attorneys’ Fees	45
11.6	Assignability	45
11.7	Notices	45
11.8	Cooperation	46
11.9	Severability	46
11.10	Other Remedies; Specific Performance	46
11.11	No Third Party Beneficiaries	46
11.12	Non-Recourse	47
11.13	Release	47
11.14	Retention of Books and Records	48
11.15	Subsequent Actions	48
11.16	Construction	48

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AGREEMENT

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of September 25, 2020 (“Agreement Date”), by and among: (i) ORGENESIS, INC., a Nevada corporation (“Parent”), (ii) ORGENESIS MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) KOLIGO THERAPEUTICS INC., a Kentucky corporation (the “Company”), (iv) LONG HILL CAPITAL V, LLC (“Long Hill”), (v) MATTHEW LEHMAN, BALAMURUGAN APPAKALAI, MICHAEL HUGHES and STUART WILLIAMS (collectively, the “Founders”), (vi) all of the other shareholders of the Company as of the date hereof (such other shareholders, the “Other Shareholders”, and, with Long Hill and the Founders, collectively, the “Shareholders”) and (vii) Long Hill Capital V, LLC, in its capacity as the Shareholders’ Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL and the KCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and the Treasury Regulations promulgated thereunder, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders, and (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock and cash to the shareholders of the Company pursuant to the terms of this Agreement.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole shareholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions; and Parent, as the sole shareholder of Merger Sub, by written consent, has adopted this Agreement and approved the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions; and the Shareholders of the Company, by written consent, have adopted this Agreement and approved the Contemplated Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL and KCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the company surviving in the Merger and as a wholly-owned subsidiary of Parent. The Company as the company surviving in the Merger is sometimes referred to as the “Surviving Corporation.”

1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern Time, on the second Business Day following satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature are to be satisfied by at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held remotely by exchange of documents and signatures (or their electronic counterparts).

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1.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the Commonwealth of Kentucky the articles of merger in the form attached hereto as Exhibit B-1 (the “Kentucky Articles of Merger”), and by filing with the Secretary of State of the State of Delaware the certificate of merger in the form attached hereto as Exhibit C (the “Delaware Certificate of Merger” and, together with the Kentucky Articles of Merger, the “Articles of Merger”), in each case executed and acknowledged by the Parties in accordance with the relevant provisions of the KCL and DGCL, and shall make all other filings or recordings required under the KCL and DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Kentucky Articles of Merger with the Secretary of State of the Commonwealth of Kentucky and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the later time of acceptance of such Articles of Merger by either the Secretary of State of the State of Kentucky or the State of Delaware being referred to herein as the “Effective Time”). In addition, at the Closing, the Parties shall file with the Secretary of State of the Commonwealth of Kentucky the Second Amended and Restated Articles of Incorporation of the Company in the form of Exhibit B-2 (the “Second Amended and Restated Articles”)

1.4. Effect of the Merger. The effect of the Merger shall be as provided in the applicable provisions of the DGCL and KCL. Without limiting the generality of the foregoing, and subject thereto, by reason of the Merger, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5. Articles of Incorporation and Bylaws; Directors and Officers. From and after the Effective Time:

(a) The articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Second Amended and Restated Articles;

(b) The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that any reference to “Orgenesis Merger Sub, Inc.” shall be replaced with “Koligo Therapeutics, Inc.”; and

(c) The officers and directors of Merger Sub serving immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1. Effects of the Merger on Capital Stock.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Shareholders’ Representative or any Shareholder, the following shall occur:

(i)	Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(ii)	Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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(iii)	All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by Long Hill shall be converted into and shall thereafter represent the right of Long Hill to receive in respect thereof (1) such number of Parent Common Stock (the “Long Hill Closing Shares”) as is equal to the result of (I) the product of (x) the Closing Share Merger Consideration, multiplied by (y) the Per Share Accredited Portion, multiplied by (z) the aggregate number of shares of Company Common Stock held by Long Hill immediately prior to the Effective Time, less (II) the Long Hill Escrow Shares, as set forth in the Allocation Schedule, payable in accordance with Section 2.3(a), (2) the number of Long Hill Escrow Shares, less any Long Hill Escrow Shares forfeited by Long Hill in accordance with this Agreement, payable in accordance with Section 10.4 and (3) the Additional Share Merger Consideration (if any), payable to Long Hill in accordance with Section 2.6(a).

(iv)	All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by the University of Louisville Research Foundation, Inc. (“ULRF”) shall be converted into and shall thereafter represent the right of ULRF to receive in respect thereof (1) such number of Parent Common Stock (the “ULRF Shares”) as is equal to the product of (x) the Closing Share Merger Consideration, multiplied by (y) the Per Share Accredited Portion, multiplied by (z) the aggregate number of shares of Company Common Stock held by ULRF immediately prior to the Effective Time, as set forth in the Allocation Schedule, payable in accordance with Section 2.3(b), and (2) the Additional Share Merger Consideration (if any), payable to ULRF in accordance with Section 2.6(a).

(v)	All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by each Shareholder (other than Long Hill) who is an Accredited Shareholder shall be converted into and shall thereafter represent the right of such Shareholder to receive in respect thereof (1) such number of Parent Common Stock (as to each such Shareholder, the “Closing Shares”) as is equal to the result of (I) the product of (x) the Closing Share Merger Consideration, multiplied by (y) the Per Share Accredited Portion, multiplied by (z) the aggregate number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time, less (II) the number of Other Escrow Shares allocable to such Shareholders, as set forth in the Allocation Schedule, payable in accordance with Section 2.3(c), (2) the number of Other Escrow Shares allocable to such Shareholder, less any such Other Escrow Shares forfeited by such Shareholder in accordance with this Agreement, payable in accordance with Section 10.4, and (3) the Additional Share Merger Consideration (if any), payable to such Shareholder in accordance with Section 2.6(a).

(vi)	All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by each Shareholder who is a Non-Accredited Shareholder shall be converted into and shall thereafter represent the right of such Shareholder to receive in respect thereof (1) an amount in cash (as to each such Shareholder, the “Closing Cash”) equal to the result of (I) the product of (x) the Closing Cash Merger Consideration multiplied by (y) the Per Share Non-Accredited Portion, multiplied by (z) the aggregate number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time, less (II) the amount of Escrow Cash allocable to such Shareholder, as set forth in the Allocation Schedule, payable in accordance with Section 2.3(d), (2) an amount of Escrow Cash allocable to such Shareholder, less any such Escrow Cash forfeited by such Shareholder in accordance with this Agreement, payable in accordance with Section 10.4, and (3) the Additional Cash Merger Consideration (if any), payable to such Shareholder in accordance with Section 2.6(a).

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(b) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividend or distribution shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle any Person to any rights as a shareholder of Parent by virtue thereof. Instead, each fractional share that would otherwise be issued will be rounded up or down to the nearest whole share (i.e. less than ½ a share shall be rounded down and ½ or more of a share shall be rounded up).

(c) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. At the Effective Time and thereafter, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock will cease to have any rights with respect thereto, except as provided under this Agreement or as provided by Law. The Company represents and warrants that no certificates representing any shares of Company Common Stock have been issued by the Company.

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Issue Price shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the Shareholders with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change.

(e) The Parties acknowledge and agree that, for all matters relating to valuation of the consideration payable to the Shareholders in connection with the Merger, including any adjustments thereto, regardless of when payment is made, the value attributed to each share of Parent Common Stock for all purposes hereunder shall be the Issue Price.

(f) Schedule A hereto provides an example, solely for illustrative and interpretive purposes, of the possible calculation of the Long Hill Closing Shares, assuming certain possible values of the variables that may exist as of the Closing Date. Schedule A is not intended to provide an estimate or inference of the actual Long Hill Closing Shares issuable on the Closing Date but rather to provide an example of the mathematical model of the algorithms described in the ECS Draft and Sections 2.1 (iii), (v) and (vi).

2.2. Determination of Closing Share Merger Consideration and Closing Cash Merger Consideration. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement setting forth its good faith estimate of (i) the Estimated Closing Liabilities (including the Employee Liabilities, the Williams Liabilities, the Long Hill Liabilities, the Blanford Liabilities, and the Company Transaction Costs (including the Estimated Maxim Fee Amount)), the Estimated Closing Current Assets and the Estimated Company Value, (ii) its calculation of the Closing Share Merger Consideration, the Closing Cash Merger Consideration, the Long Hill Escrow Shares and the aggregate of the Other Escrow Shares and the Escrow Cash allocable to the Shareholders (other than Long Hill), and (iii) an Allocation Schedule based on such calculations and estimates. The calculations described above in the foregoing clauses (i) and (ii), together with such Allocation Schedule, are collectively referred to herein as the “Estimated Closing Statement.” Parent shall be entitled to review, comment on, and request reasonable changes to the Estimated Closing Statement, and the Company shall consider Parent’s proposed changes in good faith. The Estimated Closing Statement shall indicate all amounts payable by the Company as of the Closing Date, regardless of whether such amounts are to be paid by the Company or Parent, including the Employee Liabilities, the Long Hill Liabilities, the Williams Liabilities, the Blanford Liabilities, and the Company Transaction Costs. A draft of the Estimated Closing Statement, including the Company’s good faith estimates of the line item values as of the Agreement Date, has previously been delivered to Parent and is attached as Schedule B (“ECS Draft”). The line items (but not the dollar amounts) set forth in the Estimated Closing Statement delivered at Closing shall be substantially in the form as those set forth in the ECS Draft.

2.3. Deliveries and Payments of Closing Merger Consideration. At the Closing, Parent shall:

(a) issue to Long Hill the Long Hill Closing Shares, in accordance with the instructions set forth on the Allocation Schedule, and deliver evidence of a book-entry position with respect to the Long Hill Closing Shares;

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(b) issue to ULRF the ULRF Shares, in accordance with the instructions set forth on the Allocation Schedule, and deliver evidence of a book-entry position with respect to the ULRF Shares;

(c) issue to each Shareholder (other than Long Hill) who is an Accredited Shareholder the Closing Shares allocable to such Shareholder, in accordance with the instructions set forth on the Allocation Schedule, and deliver evidence of a book-entry position with respect to such Closing Shares;

(d) pay, by transfer of immediately available funds, to the account specified on the Allocation Schedule of each Shareholder who is a Non-Accredited Shareholder, the Closing Cash allocable to such Shareholder; and

(e) transfer to the attorney trust account of Nelson Mullins Riley and Scarborough LLP, in immediately available funds, of an amount equal to the aggregate amount of the Employee Liabilities, the Long Hill Liabilities, the Williams Liabilities, the Blanford Liabilities and the Company Transaction Costs (other than the Maxim Fee Amount, which shall be paid in accordance with Section 5.7).

2.4. Escrow Amount.

(a) At the Closing, Parent shall transfer or cause to be transferred (i) on behalf of Long Hill, the Long Hill Escrow Shares, as set forth on the Allocation Schedule, (ii) on behalf of each Shareholder (other than Long Hill) who is an Accredited Shareholder, the Other Escrow Shares allocable to such Shareholder, as set forth on the Allocation Schedule, and (iii) on behalf of each Shareholder who is a Non-Accredited Shareholder, the Escrow Cash allocable to such Shareholder, as set forth on the Allocation Schedule, in each case, to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) pursuant to the terms of the Escrow Agreement. The Escrow Fund shall be available to satisfy Claimed Amounts pursuant to the indemnification obligations of the Shareholders in accordance with Section 10 and to satisfy any Deficiency Amount in accordance with Section 2.6. Parent shall pay all of the fees and expenses of the Escrow Agent in connection with this Agreement and the Escrow Agreement.

(b) The Parties agree that, for Tax reporting purposes, all interest or other income earned from the investment of the Escrow Cash in any Taxable year shall be reported as allocated to the applicable Shareholders for whom it is being held in escrow until the distribution of the Escrow Cash (or portions thereof) is determined, and the Escrow Agent will annually file information returns (including Internal Revenue Service Form 1099) consistent with such treatment.

(c) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Escrow Fund includes an amount equal to 0.9666% multiplied by the Estimated Company Value the (“PPP Escrow Portion”) that shall be available to satisfy Claimed Amounts pursuant to the indemnification obligations of the Shareholders in accordance with Section 10, solely in relation to any of the $145,000.00 of the principal amount of the forgivable loan identified on the Estimated Closing Statement and Final Closing Statement as the “PPP Loan” by the Commonwealth Bank & Trust that such lender determines during the Escrow Period to be not forgiven. Parent and Merger Sub agree to pursue the forgiveness of such PPP Loan in good faith and to not take a position with respect to the forgivability of such PPP Loan that is contrary to the position taken by the Company in relation thereto prior to the Effective Date, unless required by applicable Law.

2.5. Determination of Additional Share Merger Consideration and Additional Cash Merger Consideration.

(a) Within one hundred twenty (120) days following the Closing Date, Parent shall prepare and deliver to the Shareholders’ Representative a statement setting forth a good faith calculation of (i) the Closing Liabilities, the Maxim Fee Amount, the Closing Current Assets and the Final Company Value, (ii) its calculation of the Additional Share Merger Consideration and Additional Cash Merger Consideration (if any), and (iii) an Allocation Schedule based on such calculations and estimates. The calculations described above in the foregoing clauses (i) and (ii), together with such Allocation Schedule, are collectively referred to herein as the “Closing Statement.” Notwithstanding anything herein to the contrary, the Parties agree that the Closing Statement, and the component items and calculations therein shall be prepared in accordance with GAAP, applied in a manner consistent with past practices of the Company, and shall be substantially in the form indicated in the Estimated Closing Statement. If Parent fails to timely deliver the Closing Statement in accordance with this Section 2.5 within such one hundred twenty (120) day period, the Estimated Closing Statement delivered by the Company to Parent pursuant to Section 2.2 shall be deemed to be the Final Closing Statement for all purposes herein. Subject to Sections 2.5(d) and 2.12 hereof, all fees, costs and expenses of the Shareholder’s Representative relating to the review of the Closing Statement shall be borne by the Shareholder’s Representative and all fees, costs and expenses of Parent or the Surviving Corporation relating thereto shall be borne by Parent.

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(b) The Closing Statement shall be conclusive, final and binding on all Parties and ULRF absent manifest error unless the Shareholders’ Representative gives Parent written notice (a “Dispute Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items, within thirty (30) days after receipt of the Closing Statement (such period, the “Review Period”). If the Shareholders’ Representative fails to properly deliver an Dispute Notice by the end of the Review Period or otherwise earlier notifies Parent in writing that the Shareholders’ Representative has no disputes or objections to the Closing Statement, the Shareholders’ Representative will be deemed conclusively to have agreed to the Closing Statement, which shall be final and binding upon the Shareholders’ Representative and the Shareholders. The Shareholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement not specifically identified by the Shareholders’ Representative in the Dispute Notice.

(c) If a Dispute Notice shall be duly delivered pursuant to Section 2.5(b), Parent and the Shareholders’ Representative shall, during the fifteen (15) days following such delivery (the “Resolution Period”), attempt in good faith to resolve any differences on the Disputed Amounts (all such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Shareholders’ Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule). Notwithstanding the foregoing, the Resolution Period may be extended by the mutual written agreement of Parent and the Shareholders’ Representative. Any Disputed Items agreed to by Parent and the Shareholders’ Representative in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by the Shareholders’ Representative in the Dispute Notice, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all Parties and ULRF absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of a Dispute Notice. If, at the end of the Resolution Period, the Shareholders’ Representative and Parent have been unable to resolve any differences that they may have with respect to the matters specified in the Dispute Notice, either of Parent or the Shareholders’ Representative may, upon written notice to the other, refer all matters that remain in dispute with respect to the Dispute Notice (the “Unresolved Matters”) for resolution to an independent accounting firm of national of regional standing mutually agreed to by the Parent and the Shareholders’ Representative (the “Accounting Referee”). If one or more Unresolved Matters are submitted to the Accounting Referee for resolution, Parent and the Shareholders’ Representative shall enter into a customary engagement letter with, and to the extent necessary each party to this Agreement will waive and cause its controlling Affiliates to waive any conflicts with, the Accounting Referee at the time such dispute is submitted to the Accounting Referee and shall cooperate with the Accounting Referee in connection with its determination pursuant to this Section 2.5(c). Within ten (10) days after the Accounting Referee has been retained, each of Parent and the Shareholders’ Representative shall furnish, at its own expense, to the Accounting Referee and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter. Within five (5) Business Days after the expiration of such ten (10) day period, each of Parent and the Shareholders’ Representative may deliver to the Accounting Referee its response to the other’s position on each Unresolved Matter; provided, that it delivers a copy thereof substantially simultaneously to the other. With each submission, each of Parent and the Shareholders’ Representative may also furnish to the Accounting Referee such other information and documents as it deems relevant or such information and documents as may be requested by the Accounting Referee; provided, that it delivers a copy thereof substantially simultaneously to the other. The Accounting Referee may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the disagreement and each of Parent and the Shareholders’ Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(d) The Accounting Referee shall be directed to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 2.5(c) render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement). The Accounting Referee’s determination as to each Unresolved Matter shall be set forth in a written statement delivered to each of Parent and the Shareholders’ Representative, which shall include the Accounting Referee’s determination as to the calculation of each of the Unresolved Matters and the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all Parties and ULRF absent manifest error. In resolving any Unresolved Matter, the Accounting Referee may not assign a value to such item greater than the greatest value for such item claimed by Parent in the Closing Statement or by the Shareholders’ Representative in the Dispute Notice or less than the lowest value for such item claimed by Parent in the Closing Statement or by the Shareholders’ Representative in the Dispute Notice. The Accounting Referee shall also determine the proportion of its fees and expenses to be paid by each of Parent and the Shareholders’ Representative based on the degree (as determined by the Accounting Referee) to which the Accounting Referee has accepted the positions of Parent and the Shareholders’ Representative. For the avoidance of doubt, the Accounting Referee’s fees and expenses payable by Parent shall be paid to the Accounting Referee directly by Parent, and the Accounting Referee’s fees and expenses payable by the Shareholders’ Representative (if any) shall be paid in the first instance by the Shareholders’ Representative and reimbursed from the Escrow Fund pursuant to and in accordance with the Escrow Agreement.

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(e) From and after the Closing Date until the determination of the Final Closing Statement pursuant to this Schedule 2.5, Parent and the Surviving Corporation shall permit the Shareholders’ Representative and its Representatives reasonable access to such financial and other records of the Surviving Corporation that are reasonably relevant to the calculations set forth in the Closing Statement, a Dispute Notice or otherwise related to the negotiation and/or resolution of the Final Closing Statement, and no other reason; provided, however, that neither the Parent nor Surviving Corporation shall be required to provide access to or disclose any information if such access or disclosure would (A) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Parent or any of its Subsidiaries, (B) violate any Contract entered into prior to the date of this Agreement or Law, or (C) give a third party the right to terminate or accelerate the rights under a Contract entered into prior to the date of this Agreement; provided, in each case of (A), (B) and (C), that the Parent and Surviving Corporation shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation or third party right; and instruct their Representatives to reasonably cooperate with Shareholder’s Representatives and its Representatives in their investigation. The Shareholders’ Representative and its Representatives shall use their commercially reasonable efforts to minimize any disruption to the business of the Surviving Corporation in connection with such access.

(f) For purposes of this Agreement, subject to the second-to-last sentence of Section 2.5(a), the “Final Closing Statement” shall be (i) in the event that no Dispute Notice is delivered by the Shareholders’ Representative to Parent prior to the expiration of the Review Period, the Closing Statement delivered by Parent to the Shareholders’ Representative pursuant to Section 2.5(a), (ii) in the event that a Dispute Notice is delivered by the Shareholders’ Representative to Parent prior to the expiration of the Review Period, the Closing Statement delivered by Parent to the Shareholders’ Representative pursuant to Section 2.5(a), as adjusted pursuant to the agreement of Parent and the Shareholders’ Representative in writing, or (iii) in the event that a Dispute Notice is delivered by the Shareholders’ Representative to Parent prior to the expiration of the Review Period and Parent and the Shareholders’ Representative are unable to agree on all matters set forth in such Dispute Notice, the Closing Statement delivered by Parent to the Shareholders’ Representative pursuant to Section 2.5(a), as adjusted by the Accounting Referee to be consistent with (A) the Resolved Matters and (B) the Accounting Referee’s determination as to the calculation of the Unresolved Matters in accordance with Sections 2.5(c) and 2.5(d).

2.6. Payment of Additional Merger Consideration.

(a) If the Final Company Value exceeds the Estimated Company Value (such excess being the “Additional Amount”), then within two (2) Business Days after the final determination of the Final Closing Statement, Parent shall (a) issue to each Shareholder who is an Accredited Shareholder and to ULRF such number of shares of Parent Common Stock as is equal the quotient obtained by dividing (1) product of (x) the Per Share Accredited Portion, multiplied by (y) the Additional Amount, multiplied by (z) the aggregate number of shares of Company Common Stock held by such Shareholder or ULRF, as applicable, immediately prior to the Effective Time, by (2) the Issue Price (as to each such Shareholder, an “Additional Share Merger Consideration”), and (b) pay to each Shareholder who is a Non-Accredited Shareholder such amount in cash as is equal to the product of (x) the Per Share Portion, multiplied by (y) the Additional Amount, multiplied by (z) the aggregate number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time (as to each such Shareholder, an “Additional Cash Merger Consideration”).

(b) If the Estimated Company Value exceeds the Final Company Value (such excess being, the “Deficiency Amount”), then within two (2) Business Days after the final determination of the Final Closing Statement, Parent and the Shareholders’ Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Fund (a) such number of shares of Parent Common Stock as is equal to the quotient of (x) the product of the Deficiency Amount multiplied by the Share Consideration Ratio, divided by (y) the Issue Price, and (b) such amount in cash, by wire transfer of immediately available funds in accordance with the Escrow Agreement, as is equal to the product of the Deficiency Amount multiplied by the Cash Consideration Ratio.

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2.7. Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, each of the Shareholders’ Representative, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Shareholder such amounts as are required to be deducted or withheld from such consideration under any applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.8. No Dissent/Appraisal Rights. The Company and the Shareholders represent and warrant that all of the holders of the outstanding capital stock of the Company as of the date of this Agreement have executed this Agreement and have voted or be deemed to have voted in favor of the Contemplated Transactions. Accordingly, subject to applicable law, no Shareholder will be afforded appraisal rights as a result of the transactions contemplated hereby.

2.9. Liabilities/Licenses. Within seven (7) days of the date of this Agreement, the Company and its Representatives shall introduce Parent to creditors of the Company who at the Closing are reasonably expected to be owed Liabilities by the Company, and intellectual property licensors of the Company, for purpose of arranging a repayment schedule (but not a reduction in the total amount due) for such Liabilities and a renegotiation of certain license agreements, respectively, that are reasonably acceptable to Parent. Any introductions with such creditors and intellectual property licensors of the Company shall be made initially by the Company and the Parent jointly.

2.10. Shareholders’ Representative; Power of Attorney.

(a) On the date hereof and without further act of the Company, or any Shareholder, the Shareholders’ Representative shall be appointed as agent and attorney in fact for each Shareholder, for and on behalf of such Shareholder, to execute this Agreement and the Escrow Agreement, amend this Agreement and the Escrow Agreement, if necessary or appropriate in its reasonable judgment; and to give and receive notices and communications and to take any and all action on behalf of the Shareholders pursuant to this Agreement and the Escrow Agreement, and in connection with the determination of the Final Company Value and disbursements (if any) to Shareholders from any of the Escrow Fund in connection with this Agreement. The Person acting as Shareholders’ Representative may be changed from time to time by approval of the holders of a majority of the outstanding shares of Company Stock immediately prior to the Effective Time upon not less than fifteen (15) calendar days’ prior written notice to Parent and the then-current Shareholders’ Representative. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of a majority of the outstanding shares of Company Common Stock immediately prior to the Effective Time. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive compensation for its, his or her services; provided, that the Shareholders’ Representative shall be entitled to reimbursement of expenses pursuant to Section 2.12. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Shareholders.

(b) None of the Shareholders’ Representative or any of its Affiliates, partners, members, officers, directors, employees, agents or Representatives shall be liable for any act done or omitted hereunder as or by the Shareholders’ Representative except for its own intentional fraud as may be determined by a final, non-appealable order of a court of competent jurisdiction.

(c) No Shareholder shall have any claim against Parent, Merger Sub, the Surviving Corporation, or any of their respective officers, directors, employees, agents, Affiliates or Representatives in relation to any action or omission of the Shareholders’ Representative.

2.11. Actions of the Shareholders’ Representative. A decision, act, consent or instruction of the Shareholders’ Representative (acting in its capacity as the Shareholders’ Representative) shall constitute a decision of all the Shareholders and shall be final, conclusive and binding upon each such Shareholder, and Parent may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each such Shareholder. Each of Parent, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by any of Parent, Merger Sub or the Surviving Corporation in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.

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2.12. Shareholders’ Representative Expenses Consideration. Each of the Shareholders shall, on the written request of the Shareholders’ Representative, reimburse the Shareholders’ Representative for its Pro Rata Portion of all fees, costs and expenses incurred by the Shareholders’ Representative pursuant to this Agreement, including any fees, costs and expenses of the Accounting Referee pursuant to Section 2.5(c), or of any agent or advisor in fulfilling the duties of the Shareholders’ Representative as agent for the Shareholders.

2.13. Limitation on Liability of the Shareholders’ Representative.

(a) The Shareholders’ Representative shall incur no liability to any of the Shareholders with respect to any action taken, omitted to be taken, or suffered by it hereunder or under the Escrow Agreement in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized, nor for any other action or inaction except its own intentional fraud as may be determined in a final, non-appealable order of a court of competent jurisdiction. The Shareholders’ Representative may, in all questions arising under this Agreement, or any other agreement (including the Escrow Agreement) in connection with this Agreement, rely on the advice of counsel, accountants and other advisors, and the Shareholders’ Representative shall not be liable to any of the Shareholders for anything done, omitted or suffered in good faith by the Shareholders’ Representative based on such advice. The Shareholders’ Representative is authorized by each of the Shareholders to incur expenses on behalf of the Shareholders in acting hereunder. If the Shareholders’ Representative shall incur any Liability, loss, cost or expense in connection with acting as such, each of the Shareholders will, on the written request of the Shareholders’ Representative, reimburse the Shareholders’ Representative for its Pro Rata Portion of such Liability, loss, cost or expense. Without limiting the generality of the foregoing, (i) the Shareholders’ Representative is authorized to direct the Escrow Agent to deduct (or to cause to be deducted) from any payment or release due to any of the Shareholders from the Escrow Fund pursuant to this Agreement the amount of such reimbursement, including in the form of the Escrow Shares, and pay (or cause to be paid) such amount to the Shareholders’ Representative. The Parties understand and agree that the Shareholders’ Representative, its Affiliates, partners, members, officers, directors, employees, agents and Representatives are acting solely on behalf of and as agents for the Shareholders and not in their personal capacity, and in no event shall the Shareholders’ Representative, or any of its past, present and future Affiliates, partners, members, stockholders, officers, directors, employees, agents, Representatives, successors, predecessors, assigns and controlling persons, and any past, present and future Affiliates, partners, members, stockholders, officers, directors, employees, agents, Representatives, successors, predecessors, assigns and controlling persons of any of the foregoing be liable to any of the Shareholders hereunder or under the Escrow Agreement.

(b) Each Shareholder agrees to indemnify the Shareholders’ Representative and its Affiliates, partners, members, officers, directors, employees, agents and Representatives for its respective Pro Rata Portion of any and all Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative) or disbursements of any kind or nature whatsoever which may at any time be imposed on, or incurred by, or asserted against the Shareholders’ Representative or any of its Affiliates, partners, members, officers, directors, employees, agents or Representatives in any way relating to or arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder or under the Escrow Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Shareholder shall be liable for any of the foregoing to the extent they arise from the Shareholders’ Representative’s intentional fraud as may be determined in a final, non-appealable order of a court of competent jurisdiction. The Shareholders’ Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be fully indemnified to its reasonable satisfaction by the Shareholders (based on their respective Pro Rata Portions) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c) All obligations of the Shareholders’ Representative under this Agreement shall terminate upon the final distribution of all remaining funds under the Escrow Agreement.

2.14. ULRF. After the date of this Agreement and prior to the Effective Time, the Company shall issue to ULRF 122 shares of Company Common Stock in satisfaction of the Company’s obligations under the ULRF Instrument. Notwithstanding anything in this Agreement to the contrary, and notwithstanding the issuance of such shares to ULRF, ULRF’s holding of such shares at the Effective Time or ULRF’s receipt of the ULRF Shares, ULRF shall not be, or be deemed to be, a “Shareholder” for purposes of this Agreement.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows, which shall be true as of the dates and in the manner set forth in Section 7.2 hereof:

3.1. Due Organization; Subsidiaries.

(a) The Company is a corporation, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.

(b) The Company is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company has no Subsidiaries, nor does the Company own any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not, nor has it otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company has not agreed, nor is it obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2. Organizational Documents. Attached as Section 3.2 to the Company Disclosure Schedule are accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents.

3.3. Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub and each other party hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4. Vote Required. The affirmative vote (or written consent) of the holders of 80% of the shares of Company Common Stock outstanding on the record date for the Company shareholder written consent and entitled to vote thereon (the “Required Company Shareholder Vote”), is the only vote (or written consent) of the holders of any class or series of equity capital of the Company necessary to adopt and approve this Agreement and approve the Contemplated Transactions. There are no outstanding securities convertible into the Company’s capital stock.

3.5. Non-Contravention; Consents. Subject to obtaining the Required Company Shareholder Vote, the filing of the Articles of Merger required by the DGCL and the KCL as the case may be and obtaining the Consents set forth on Section 3.5 of the Company Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

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(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, or require any notice to or Consent by any Governmental Body or third party.

(d) contravene, conflict with or result in a violation or breach of, or result in a default or require any notice or Consent under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any term of any Company Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

3.6. Authorization. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the KCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement by the Company and to the consummation of the Contemplated Transactions. Except for the DGCL, no other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions. The Company is not included within a “person” (as defined in 16 C.F.R. §801.1(a)(1)) that has one hundred eighty million dollars ($180,000,000) or more of total assets or annual net sales, in each case as determined in accordance with 16 C.F.R. §801.11.

3.7. Capitalization.

(a) The authorized capital of the Company consists of 50,000 shares of Company Common Stock, no par value, of which 15,130 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. Other than (I) as is set forth on Section 3.7(a) of the Company Disclosure Schedule or (II) the shares of Company Comment Stock to be issued prior to the Closing to ULRF in connection with the ULRF Instrument, all of the issued capital of the Company is set forth on the capitalization table attached as Section 3.7(a) of the Company Disclosure Schedule, which lists the holders of such issued capital, the sums paid for such issued capital and the date that the capital was issued. Other than (y) the ULRF Instrument or (z) as is set forth on Section 3.7(a) of the Company Disclosure Schedule, the Company does not have outstanding options, warrants, convertible loans or any other instruments or obligations to issue capital stock. Other than (i) as are listed on such capitalization table or (ii) the ULRF Instrument, there is no other issued capital of any kind of Company, nor does any party have a right or claim to demand any such issuance.

(b) Other than as is set forth on Section 3.7(b) of the Company Disclosure Schedule, all of the issued shares of Company capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, and are free of preemptive rights, rights of participation, rights of maintenance or any similar right. Other than as is set forth on Section 3.7(b) to the Company Disclosure Schedule, (i) none of the outstanding shares of Company capital stock is subject to any right of first refusal in favor of the Company or, to the best Knowledge of the Company, to any third party, and (ii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company capital stock. Other than as is set forth on Section 3.7(b) to the Company Disclosure Schedule, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other Company securities. Section 3.7(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company capital stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and the price of such exercise.

(c) The Company does not have Company Stock Plans.

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3.8. Financial Statements.

(a) Attached as Section 3.8(a) of the Company Disclosure Schedule are true and complete copies of (i) the Company’s audited balance sheets at December 31, 2019 and December 31, 2018, together with related audited statements of operations, shareholders’ deficiency and cash flows, and notes thereto, of the Company for the years ended December 31, 2019 and December 31, 2018 and (ii) the Company’s unaudited balance sheet at June 30, 2020, together with the unaudited statements of operations and cash flows of the Company for six months ended June 30, 2020 (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and qualified therein and except that the interim financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company maintains books and records reflecting its assets and liabilities that are accurate in all material respects and maintains a system of internal accounting controls that are reasonable and customary for a company of the Company’s size and nature in the same industry, and that are designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that are reasonable and customary for a company of the Company’s size and nature in the same industry that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c) Section 3.8(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since January 1, 2020.

(d) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2020, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.9. Absence of Changes. Except as set forth on Section 3.9 of the Company Disclosure Schedule, between June 30, 2020 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement, the discussions, negotiations and transactions related thereto, and the transactions contemplated to be completed prior thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent under Section 5.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.10. Absence of Undisclosed Liabilities. Other than as set forth on Section 3.10 to the Company Disclosure Schedule, the Company has no Liabilities except for: (a) Liabilities disclosed, reflected or reserved against in any of the Company Financials; (b) Liabilities that have been incurred by the Company since June 30, 2020 in the Ordinary Course of Business; and (c) Liabilities incurred in connection with the Contemplated Transactions.

3.11. Tangible Assets. Section 3.11 to the Company Disclosure Schedule lists all of tangible assets (other than immaterial assets) used, owned or leased by the Company including an indication or which such assets or owned/leased. Other than as are set forth on such Schedule, all of such assets that are owned by the Company are owned by the Company, free and clear of Encumbrances or the rights of third parties. With respect to assets identified on Section 3.11 to the Company Disclosure Schedule as being leased by the Company, the Company holds valid leasehold interests in all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be leased by it, including: (a) all leased assets reflected on any of the Company Financials; and (b) all other tangible assets reflected in the books and records of the Company as being leased by the Company. All of such leased assets are leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances, and payments on all of such leases are current as of the date hereof.

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3.12. Real Property; Leasehold. The Company does not own nor has it ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect (assuming the due execution by and enforceability against the counterparty thereto), with no existing material default thereunder, and all required payments due as of the date hereof under such leases have been paid. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances granted or permitted to exist by the landlord or owner of such leased property under the agreements governing the lease of such leased property. The Company has not received written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.13. Intellectual Property.

(a) The Company owns, or has the legal and valid right to use, as currently being used by the Company all Company Owned IP Rights and Company Licensed IP Rights, and with respect to Company Registered IP Rights, it has the right to bring actions for the infringement (including actions for both damages and injunctive relief, if so permitted under the law and facts ) of such Company Registered IP Rights. The Company owns, licenses or possesses the right to use the Know-How and Materials, as necessary for the manufacture, use, or sale, of the Company Products. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, the Company owns each item of Company Owned IP Rights free and clear of any Encumbrances (other than Permitted Encumbrances).

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth an accurate, true and complete listing of all (i) Company Registered IP, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), the beneficial owner(s) (if different from the owner(s) of record), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration, and (ii) material unregistered Trademarks included in the Company Owned IP Rights, as determined in the Company’s sole discretion. Each item of Company Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. The Company has prior to the date hereof provided to the Parent records and copies that may be material to the prosecution and renewal payment history of all applications for Company Registered IP.

(c) Section 3.13(c) of the Company Disclosure Schedule accurately identifies all Company Contracts pursuant to which Company Licensed IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property non-exclusively licensed with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licenses ancillary to the purchase or use of services, equipment, reagents or other materials and (C) any immaterial confidential information provided under confidentiality agreements). For purposes of greater certainty, the term “license” in this Section 3.13(c) and in Section 3.13(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver for Company Licensed IP Rights. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule or insofar as represented as a Closing Liability, there are no royalties, honoraria, fees or other payments payable by the Company or any Person for the purchase, license, sublicense or use of any Company Licensed IP Rights.

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(d) Section 3.13(d) of the Company Disclosure Schedule accurately identifies all Company Contracts pursuant to which the Company has granted any license under, or any right (whether or not currently exercisable) or interest in, any Company Owned IP Rights or Company Exclusively Licensed IP Rights to any Person (other than any Company Owned IP Rights or Company Exclusively Licensed IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide products and services for the Company’s benefit).

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, (i) the Company is not bound by, and no Company Owned IP Rights are subject to, any Company Contract containing any covenant or other provision, or, to the Knowledge of the Company, any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that affects the validity or enforceability of such Company Owned IP Rights or limits or restricts the ability of the Company to use, exploit, assert, enforce, sell, transfer or dispose of any such Company Owned IP Rights anywhere in the world; and (ii) no Company Exclusively Licensed IP Rights are subject to any Company Contract containing any covenant or other provision, or, to the Knowledge of the Company, any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation that affects the validity or enforceability of such Company Exclusively Licensed IP Rights or limits or restricts the ability of the Company to use, exploit, assert, enforce, sell, transfer or dispose of any such Company Exclusively Licensed IP Rights anywhere in the world.

(f) Except as identified in Section 3.13(f) of the Company Disclosure Schedule, the Company is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Company Owned IP Rights, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

(g) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Owned IP Rights has signed a valid, enforceable agreement containing a present-tense assignment of “intellectual property” (as defined in such agreements in the form previously provided to the Parent by the Company) to the Company and confidentiality provisions protecting Proprietary Information and other confidential information of the Company.

(h) No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Owned IP Rights. To the Knowledge of the Company, no employee or consultant of the Company is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (B) in breach of any Contract with any former employer or other Person concerning Company Owned IP Rights or confidentiality provisions protecting Proprietary Information and other confidential information comprising Company Owned IP Rights.

(i) Except as identified in Section 3.13(i) of the Company Disclosure Schedule, no Company Owned IP Rights or, to the Knowledge of the Company, Company Exclusively Licensed IP Rights were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any Company Owned IP Rights or, to the Knowledge of the Company, Company Exclusively Licensed IP Rights to the rights of any Governmental Body, academic institution or other entity or (C) under any grants or other funding arrangements with third parties. To the extent that any Company Owned IP Rights or Company Exclusively Licensed IP Rights are disclosed in Section 3.13(i) of the Company Disclosure Schedule, Section 3.13(i) of the Company Disclosure Schedule identifies each Company Contract that relates to such Company Owned IP Rights or Company Exclusively Licensed IP Rights.

(j) The Company has taken commercially reasonable and appropriate steps customary for a company of the Company’s size and nature in the same industry to protect and maintain the Company Owned IP Rights, including commercially reasonable and appropriate steps to preserve the confidentiality of all Proprietary Information that the Company holds, or purports to hold, as a material trade secret.

(k) Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, the Company has not assigned, sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Company Owned IP Rights to any third party, and there exists no obligation by the Company to assign, sell or otherwise transfer any of the Company Owned IP Rights to any third party.

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(l) To the Knowledge of the Company, the Company Owned IP Rights are valid and enforceable and, to the Knowledge of the Company, the Company Exclusively Licensed IP Rights are subject to valid license agreements.

(m) The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold, in each case, to a third party or actively under development by the Company does not violate any license or agreement between the Company and any third party and, does not infringe, misappropriate, violate or conflict, nor, has the Company infringed, misappropriated, violated, or conflicted with any Intellectual Property right of any third party. To the Knowledge of the Company with respect to Company Owned IP Rights, and to the Knowledge of the Company in the case of the Company Exclusively Licensed IP Rights, no third party is infringing upon any Company Owned IP Rights or Company Exclusively Licensed IP Rights or violating any license or agreement between the Company and any third party. The Company has not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Company IP Rights in the last three years.

(n) There is no current or, to the Knowledge of the Company, pending Legal Proceeding (including, opposition, interference, inter parte review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or disposal of any Company Owned IP Rights or Company Exclusively Licensed IP Rights, or any of the Company’s products or technologies, nor has the Company received any written notice asserting that (i) any Company IP Rights, or the Company’s right to use, sell, license or dispose of any Company IP Rights or products or technologies conflicts with, violates, infringes or misappropriates or will conflict with, violate, infringe or misappropriate the rights of any other Person or (ii) that a license under any other Person’s Intellectual Property is or may be required.

(o) Except as set forth in the Contracts listed on Section 3.13(o) of the Company Disclosure Schedule, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) the Company has not assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

(p) There are no Contracts to which the Company is a party pursuant to which the Company or any existing or future Affiliate of the Company granted or is required to grant to any Person any rights under the Company IP Rights other than Company Owned IP Rights or Company Exclusively Licensed IP Rights as of the Closing Date.

(q) The Company has made available to Parent, in all material respects, information that identifies all Biological Materials, non-biological materials used by the Company in connection with the Company’s Products, Know-How, processing methods, and any and all other trade secrets and other Company Intellectual Property necessary for the Company to conduct its business as presently conducted and as necessary for the manufacture, use, or sale, of the Company Products, including but not limited to that certain Google drive folder shared by the Company to the Parent’s Representatives.

3.14. Agreements, Contracts and Commitments.

(a) Section 3.14(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Contracts”):

(i)	each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)	each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

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(iii)	each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 per annum pursuant to its express terms and not cancelable without penalty;

(iv)	each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(v)	each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(vi)	each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 per twelve (12) month period relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(vii)	each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company;

(viii)	each Company Contract with a labor union, labor organization, or similar Person;

(ix)	each Company Real Estate Lease;

(x)	each Company Contract with any Governmental Body;

(xi)	each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company; or

(xii)	any other Company Contract that is not terminable at will (with no penalty or payment) by the Company and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate for any twelve (12) month period, or obligations after the date of this Agreement in excess of $25,000 in the aggregate for any twelve (12) month period, or (B) that is material to the business or operations of the Company, taken as a whole.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there are no Company Contracts that are not in written form. Neither the Company nor to the Knowledge of the Company as of the date of this Agreement, any other party to a Company Material Contract, has breached, violated or defaulted under, or received written notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in any respect or any Company Contract or than a Company Material Contract, in either case in such manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages. As to the Company, as of the date of this Agreement, each Company Contract is valid, binding, enforceable against it and in full force and effect, subject to the Enforceability Exceptions.

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3.15. Compliance; Permits; Restrictions.

(a) The Company is, and has since its inception been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act and any other similar Law administered or promulgated by the FDA, the European Medicines Evaluation Agency (“EMEA”) or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (the FDA, EMEA and each such other comparable Governmental Body, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened in writing against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 3.15(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, the rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially similar to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.

(d) The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of the Company as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (collectively, the “Company Products”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication, or any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, the Company has made available to Parent complete copies of the following (to the extent there are any): (x) copies of all investigational new drug applications (INDs) submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Drug Regulatory Agency; and (y) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body. The Company has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented by the Company. To the Company’s Knowledge, except as set forth on Section 3.15(d) of the Company Disclosure Schedule, there are no studies, tests or trials the results of which the Company believes reasonably call into question (i) the study, test or trial results of any Company Products, (ii) the efficacy or safety of any Company Products or (iii) any of the Company’s filings with any Governmental Body.

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(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Products, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. The Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Products, have participated.

(f) The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or any comparable applicable Law of any other Drug Regulatory Agency. Neither the Company nor, to the Knowledge of the Company, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of the Company’s business or products are pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company any of its officers, employees or agents.

(g) The Company has complied with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time, in all material respects. The Company has entered into, where required, and is in compliance with the terms of all Business Associate (as defined in HIPAA) agreements to which the Company is a party or otherwise bound in all material respects. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. To the Company’s Knowledge, no successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal laws has occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance in all material respects with the Standard Transaction Rule. All capitalized terms in this Section 3.15(g) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

3.16. Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) to the Company’s Knowledge, any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no Legal Proceeding is pending against the Company that could create a Liability.

(c) There is no order, writ, injunction, judgment or decree to which the Company or any of the material assets owned or used by the Company is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

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3.17. Tax Matters.

(a) The Company has timely filed all Tax Returns required to be filed or has validly requested extensions of such filing requirements under applicable Law as of the date hereof. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law in all material respects. To the Knowledge of the Company, no claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a Tax Return or pay any Tax that the Company is subject to taxation by that jurisdiction, nor are there grounds for any such claim.

(b) All income and other Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. Since June 30, 2020, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that the Company is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, shareholders, or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(e) No deficiencies for income or other Taxes with respect to the Company have been claimed in writing, proposed in writing or assessed by any Governmental Body. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. Neither the Company nor any of its predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency that is still in effect.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company is not party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(i) The Company has never been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company). The Company has no Liability for any Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

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(k) The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business, in a jurisdiction outside of the United States.

(l) The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m) The Company is not aware of any fact or circumstance and has not taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n) No disallowance of a deduction under Section 280G of the Code, or imposition of an excise tax under Section 4999 of the Code, for any amount paid or payable by the Company as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, would, individually or in the aggregate, reasonably be expected to have an adverse effect on the Company, the Parent or any person, either as a result of the Merger or otherwise.

(o) Since the Company’s inception, no Person has been liquidated into, merged with, or is otherwise a predecessor to, the Company.

3.18. Employee and Labor Matters; Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule is a list of all Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for retirement, change in control, non-qualified deferred compensation, incentive compensation, severance or retiree medical or retiree life insurance benefits. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten), in any case, maintained, contributed to, or required to be contributed to, by the Company or any Company ERISA Affiliate for the benefit of any current or former employee, director, officer or consultant (that is a natural person) of the Company.

(b) As applicable with respect to each Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each Company Benefit Plan, including all amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all current trust documents, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, in any case under this clause (vii), within the last three (3) years and (viii) all policies and procedures established to comply with the privacy and security rules of HIPAA.

(c) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have each received a favorable determination, opinion or advisory letter from the IRS to the effect that such Company Benefit Plan is qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of such qualification of such Company Benefit Plan.

(e) Neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

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(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending nor, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, in any case, except as would not be reasonably expected to result in material liability to the Company.

(g) No Company Benefit Plan provides death, medical, dental, vision or life insurance benefits beyond termination of service or retirement other than coverage mandated by Law and neither the Company nor any Company ERISA Affiliate has made a written or oral representation promising the same.

(h) Except as set forth on Section 3.18(h) of the Company Disclosure Schedule, neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or consultant (who is a natural person) of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan or (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan.

(i) No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(j) The Company does not maintain any Company Benefit Plan outside of the United States.

(k) The Company is not a party to, bound by, nor has a duty to bargain under any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election.

(l) Except as set forth in Section 3.18(l) of the Disclosure Schedule, the Company is and has been since its inception in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as (I) would not be reasonably likely to result in a material liability to the Company or (II) set forth on Section 3.18(l) of the Company Disclosure Schedule, with respect to employees of the Company, the Company (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Except as set forth on Section 3.18(l) of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company with respect to, by, or on behalf of any employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).

(m) With respect to each individual who currently renders services to the Company, the Company has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. The Company does not have liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

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(n) There is not and has not been in the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout or any similar activity or dispute.

(o) There is no Legal Proceeding, including any claim, unfair labor practice charge or complaint, labor dispute or grievance, pending or, to the Knowledge of the Company, threatened against the Company relating to labor, employment, employment practices, or terms and conditions of employment.

(p) As of the date hereof, no Key Employee of the Company has submitted his or her resignation and, to the Knowledge of the Company, no current employee of the Company intends to resign or has otherwise expressed an unwillingness to execute an employment or consulting contract with Parent on terms no less favorable than such employee’s existing terms with the Company.

3.19. Environmental Matters. The Company is and since its inception has complied with all applicable Environmental Laws in all material respects, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received any written notice or other communication (in writing), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law. To the Knowledge of the Company, no current or prior property leased by the Company has had a release of or exposure to Hazardous Substances in violation of or as would reasonably be expected to result in any liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased by the Company.

3.20. Insurance. The Company has delivered or made available to Parent accurate and complete copies of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company in effect on the date of this Agreement. Each of such insurance policies is in full force and effect and the Company is in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so. This Section 3.20 does not apply to insurance under any Company Benefit Plan.

3.21. No Brokers’ Fees. Other than the Maxim Fee Amount, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.22. Transactions with Affiliates.

(a) Section 3.22(a) of the Company Disclosure Schedule describes any material transactions or relationships between, on the one hand, the Company and, on the other hand, any (i) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (ii) an owner of more than five percent (5%) of the voting power of the outstanding Company Common Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

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(b) Section 3.22(b) of the Company Disclosure Schedule lists each shareholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of the Company’s issued share capital, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

3.23. Anti-Bribery; Foreign Corrupt Practices Act. Neither the Company nor any of its Affiliates nor, to the Company’s Knowledge, any of their respective directors, officers, or employees have, in the course of providing services to the Company, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its Affiliates nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that other than as set forth in Section 3.23 of the Disclosure Schedule, it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies, in each case customary for a company of the Company’s size and nature in the same industry, to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Company and its subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company, or, to the Company’s Knowledge, any of its officers, directors or employees (in their capacity as such) are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

3.24. Information Technology; Data Privacy.

(a) The Company has taken commercially reasonable steps customary for a company of the Company’s size and nature in the same industry to ensure the continued operation of the material software and databases included in the Company Owned IP Rights, and all of its material computers and other information technology infrastructure and assets used in the business (collectively, the “IT Assets”), and to protect the security and confidentiality of its IT Assets and the information and records stored on or accessed or transmitted using the IT Assets. The IT Assets of the Company operate and perform in all material respects as is necessary and sufficient for the conduct of the business of the Company as currently conducted by them in accordance with all Laws. To the Company’s Knowledge, the IT Assets are free from malicious code and do not contain any bugs, errors, vulnerabilities or problems that, in each case, would be expected to materially adversely affect the operation or use of any such IT Assets in the business of the Company. There has not been in the past three (3) years any material (i) unauthorized intrusions or breach of the security of the IT Assets, or (ii) accidental or unauthorized access to, loss or misuse of Personal Data maintained by the Company. The Company has implemented commercially reasonable backups and security measures customary for a company of the Company’s size and nature in the same industry to duplicate, store and protect its material information that is stored in electronic form or media.

(b) The Company and, to the Knowledge of the Company, each of the Company’s Data Processors, is in compliance in all material respects with all applicable Data Privacy Requirements. To the Company’s Knowledge, the Company is not under investigation by any Governmental Body for a material violation of applicable Laws relating to data privacy or security, nor has the Company received any written complaint or inquiry related to its data privacy or security practices. The Company and, to the Knowledge of the Company, each of the Company’s Data Processors, has implemented and maintains commercially reasonable organizational, physical, administrative and technical measures substantially consistent with industry standards to protect the operation, confidentiality, integrity and security of all Personal Data or other sensitive business data against loss, theft, or unauthorized access, disclosure or use. To the Company’s Knowledge, the Company has not experienced any security incident in which an unauthorized party accessed or acquired Personal Data or sensitive business data maintained by or on behalf of the Company. The Company is in compliance with all of its privacy policies published since its inception.

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3.25. Stimulus Funds, Etc.

(a) Section 3.25(a) of the Disclosure Schedule sets forth all CARES Act stimulus fund programs in which the Company is participating and the amount of funds received and/or requested by the Company for each such program on or after January 1, 2020, including but not limited to any loans under the Payroll Protection Program, Economic Injury Disaster Loans, SBA Express Bridge Loans, SBA Debt Relief, or otherwise (together with any additional CARES Act stimulus funds hereafter received by the Company, the “Stimulus Funds”).

(b) Section 3.25(b) of the Disclosure Schedule sets forth the total amount of Taxes of the Company, the payment of which has been deferred by the Company under the authority of Section 2302 of the CARES Act. Upon Parent’s request, Section 3.25(b) of the Disclosure Schedule shall be updated by the Company to reflect such amount as of the Closing.

(c) Paycheck Protection Program. Company represents and warrants to Parent, and covenants and agrees with Parent that:

(i)	The Company was and remains eligible to receive a loan (“Loan”) under the rules in effect at the time the Company submitted to any lender (“Lender”) and continues to remain eligible as of the date that such loan was received and as of the Effective Time, its Paycheck Protection Program Application Form (the “Application”), and the rules thereafter in effect from time to time, that have been issued by the Small Business Administration (“SBA”) implementing the Paycheck Protection Program under Division A, Title I of the CARES Act (the “Paycheck Protection Program Rule”).

(ii)	Company has and will comply whenever applicable, with the civil rights and other limitations in the Application/under the Paycheck Protection Program Rule.

(iii)	All proceeds of the Loan are and will be used only for business-related purposes as specified in the Application and consistent with the Paycheck Protection Program Rule.

(iv)	The Company was in operation on February 15, 2020 and had employees for whom Company paid salaries and payroll taxes or paid independent contractors (as reported on Form(s) 1099-MISC).

(v)	All proceeds of the Loan were and will be used to retain workers and maintain payroll or make mortgage interest payments, lease payments, and utility payments, as specified under the Paycheck Protection Program Rule.

(vi)	The Company has made available to Parent information demonstrating that Company had employees for whom Company paid salaries and payroll taxes on or around February 15, 2020.

(vii)	The Company has made available to Parent documentation verifying the dollar amounts of average monthly payroll costs for the calendar year 2019.

(viii)	Company will promptly provide to Parent (a) any additional documentation that Parent requests in order to verify payroll costs and (b) documentation verifying the number of full-time equivalent employees on payroll as well as the dollar amounts of payroll costs, covered mortgage interest payments, covered rent payments, and covered utilities for the eight week period following the funding of the Loan.

(ix)	The Loan shall be forgiven by the Lender.

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3.26. Continuity of Business Enterprise. Company operates at least one significant historic business line or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

3.27. Accuracy of Allocation Schedule. As of the time immediately prior to the Effective Time, the Allocation Schedule prepared by the Company in accordance with Section 2.2 shall be accurate in all material respects as to the information contained therein.

3.28. Government Contracts. The Company has not (a) breached or violated any applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract, (b) been suspended or debarred from bidding on government contracts by a Governmental Body, (c) been audited or investigated by any Governmental Body with respect to any Government Contract, (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract, (e) had any Government Contract terminated by any Governmental Body or any other Person for default or failure to perform or (f) granted the government unlimited rights or government purpose rights in any data or Intellectual Property developed by the Company, in each case of clauses (a)-(f), that would have a Company Material Adverse Effect.

3.29. Full Disclosure. Nothing in this Agreement or in any other document executed or provided by the Company to the Parent in connection with the Contemplated Transaction contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein, in light of the circumstances under which they were provided, not misleading. There are no material facts or information, individually or in the aggregate, relating to the business, prospects, condition (financial or otherwise), affairs, operations, assets or properties of the Company that have not been disclosed to Parent and which have had or would reasonably be expected to have a Material Adverse Effect or which would be viewed by a reasonable investor as are reasonably necessary to enable Parent to make its investing decision.

3.30. Tissue Genesis Excluded. Notwithstanding anything in this Agreement to the contrary, none of the representations or warranties of the Company in this Agreement shall constitute, or be construed as constituting (whether expressly or by implication), a representation or warranty as to Tissue Genesis, the Tissue Genesis Transaction or the assets to be acquired by the Company from Tissue Genesis.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to (i) the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) and (ii) in relation to Sections 4.1, 4.2, 4.6, 4.8, 4.9, 4.10, 4.11 only, the content of any statements, reports, schedules, forms and other documents filed by Parent with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (“Parent SEC Filings”), Parent and Merger Sub represent and warrant to the Company and the Shareholders as follows:

4.1. Due Organization; Subsidiaries. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws it respective jurisdiction of incorporation and has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except in the case of the foregoing (i) and (ii), where the failure to have such power or authority would not reasonably be expected to be material to Parent, or prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

4.2. Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s and Merger Sub’s Organizational Documents. Neither Parent nor Merger Sub is in material breach or violation of its respective Organizational Documents.

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4.3. Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders; and (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the shareholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole shareholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The Parent, as the sole shareholder of Merger Sub, has approved this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the issuance of Parent Common Stock under this Agreement, and the other transactions contemplated by this Agreement.

4.4. Non-Contravention; Consents. Subject to filing of the Articles of Merger required by the DGCL, obtaining the Consents set forth on Section 4.4 of the Parent Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, or require any notice to or Consent by any Governmental Body, except as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default or require any notice or Consent under, any provision of any Parent Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Contract; (iii) accelerate the maturity or performance of any Parent Contract; or (iv) cancel, terminate or modify any term of any Parent Contract, except in each case as would not reasonably be expected to be material to Parent or its business; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).

4.5. Authorization. The Merger Sub Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement by the Parent and the Merger Sub and to the consummation of the Contemplated Transactions. Except for the KCL, no other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

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4.6. Capitalization and Listing.

(a) The authorized capital of the Parent consists of 145,833,334 shares of Parent Common Stock, par value $0.0001 per share, of which 22,094,470 shares of Parent Common Stock are issued and outstanding as of the date of this Agreement. Except as set forth in the Parent SEC Filings, the Parent does not have outstanding options, warrants, convertible loans or any other instruments or obligations to issue capital stock. Except as set forth in the Parent SEC Filings, (i) all of the issued shares of Parent capital have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) are free of preemptive rights, rights of participation, rights of maintenance or any similar right, and (iii) none of the outstanding shares of Parent capital is subject to any right of first refusal in favor of the Parent or, to the best Knowledge of the Parent, of any third party. The Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(b) The Parent Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”), with the trading symbol of ORGS. Parent is not in violation of any Nasdaq listing standards and has not received any notice from Nasdaq alleging that it is in violation of Nasdaq listing standards.

4.7. Valid Issuance of Shares. All shares of Parent Common Stock to be issued in the Contemplated Transaction will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued and non-assessable and issued in compliance with applicable securities laws.

4.8. Financing. At the Closing, Parent will have sufficient funds to permit Parent and Merger Sub to consummate the Transactions.

4.9. Parent SEC Filings; Financial Statements.

(a) All Parent SEC Filings have been filed on a timely basis. A true and complete copy of each Parent SEC Filing is available on the web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing): (i) each of the Parent SEC Filings has complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Filings and (ii) none of the Parent SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (A) in the case of the Parent SEC Filings filed on or prior to the Agreement Date that were amended or superseded on or prior to the Agreement Date by the filing of the applicable amending or superseding Parent SEC Filing, and (B) in the case of the Parent SEC Filings filed after the Agreement Date that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Parent SEC Filing.

(b) The financial statements of Parent included in the Parent SEC Filings complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

4.10. No Brokers. No investment banker, broker, finder, financial advisor or other similar Person is entitled to any brokerage, finder’s fees, agents’ commission or other similar charges in connection with the origin, negotiation or execution of this Agreement or the other transactions contemplated hereby based on arrangements made by or on behalf of Parent.

4.11. Litigation. Parent is not a party or subject to the provisions of any order, judgement or decrees except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Parent to consummate the Contemplated Transaction.

4.12. No Vote Required. No approvals of the holders of capital stock of Parent or Merger Sub or other equity interests of Parent or Merger Sub or any of their Affiliates are necessary to adopt this Agreement and approve the Contemplated Transaction.

4.13. Continuity of Business Enterprise. It is the present intention of Parent to continue at least one significant historic business line of Company, or to use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

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4.14. Intended Tax Treatment. Neither Parent, Merger Sub nor any of its other Subsidiaries has taken or agreed to take any action, and to the knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and the Treasury Regulations promulgated thereunder.

4.15. Merger Sub. Merger Sub (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Parent.

4.16. No Other Representations and Warranties. Other than as are set forth in this Section 4, none or Parent or its Representatives make any other express or implied representation or warranty, whether written or oral, on behalf of Parent, including any representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to Company or its shareholders, other than the representations and warranties expressly set forth in Section 4 and the Company and its shareholders have not relied on any representation, warranty or other statement relating to Parent.

SECTION 5 CERTAIN COVENANTS OF THE PARTIES

5.1 Operation of the Company’s Business.

(a) Except as set forth on Section 5.1(a) of the Company Disclosure Schedule, as expressly permitted by this Agreement or as required by applicable Law or unless Parent shall otherwise consent in writing, during the during the period commencing on the Agreement Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), the Company shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Contracts.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Parent, at all times during the Pre-Closing Period, the Company shall not do any of the following:

i.	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

ii.	sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company; (B) any option, warrant or right to acquire any capital stock or any other security in force and unexercised as of the date hereof; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company in force and unexercised as of the date hereof;

iii.	except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

iv.	form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

v.	(A) lend money to any Person (except for advancement of expenses to employees, directors or consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $100,000 in the aggregate;

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vi.	(A) except to the extent required by applicable Law, adopt, terminate, establish or enter into any Company Benefit Plan; (B) except to the extent required by applicable Law, cause or permit any Company Benefit Plan to be amended in any material respect; (C) increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or (E) hire, terminate (other than for cause) or give notice of termination (other than for cause) to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $100,000 per year;

vii.	recognize any labor union, labor organization, or similar Person;

viii.	enter into any material transaction other than (A) in the Ordinary Course of Business and (B) the Tissue Genesis Transaction;

ix.	acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

x.	sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Owned IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

xi.	make, change or revoke any Tax election, fail to pay any income or other Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any accounting method in respect of Taxes;

xii.	enter into, materially amend or terminate any Contract, or any Contract except in the Ordinary Course of Business;

xiii.	other than as required by Law or GAAP, take any action to change accounting policies or procedures;

xiv.	initiate any Legal Proceeding other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that the Company consults with Parent prior to the initiation of such Legal Proceeding or (C) for any claim related to or arising out of, or in respect of any breach of this Agreement;

xv.	settle any Legal Proceeding; or

xvi.	agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

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5.2 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, the Company shall use commercially reasonable efforts to cause Company’s Representatives to: (a) provide the Parent and Parent’s Representatives with reasonable access during normal business hours to Company’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Company; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to Company, and with such additional financial, operating and other data and information regarding Company as Parent may reasonably request; (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of Company responsible for Company’s financial statements and the internal controls of Company to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the Parent copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of Company, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by Parent pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Company shall provide Parent with unaudited cash balances and a statement of accounts payable of Company as of the end of each calendar month, or such longer period as Parent may request.

Notwithstanding the foregoing, Company may restrict the foregoing access to the extent that any Law applicable to Company requires or prohibits access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

5.3 Company Non-Solicitation.

(a) The Company agrees that, during the Pre-Closing Period, the Company shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any proposal or inquiry or take any action that could reasonably be expected to lead to a proposal or inquiry for an acquisition of some or all of the assets or equity of Company whether by merger, purchase or otherwise (“Transaction Proposal”); (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to a proposal or inquiry about a Transaction Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Transaction Proposal; (iv) approve, endorse or recommend any Transaction Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Transaction Proposal; or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 5.3, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.3 by the Company for purposes of this Agreement.

(b) If the Company or any Representative of the Company receives a Transaction Proposal at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Transaction Proposal) advise Parent orally and in writing of such Transaction Proposal (including the identity of the Person making or submitting such Transaction Proposal, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Transaction Proposal and any material modification or proposed material modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Transaction Proposal as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company or any of its Subsidiaries provided to such Person.

(d) For purposes of this Section 5.3, the incurrence of advances to the Company by Long Hill that are permitted by Section 5.1(b), conversion of those advances and accrued expenses into shares of Company Common Stock, in each case during the Pre-Closing Period, shall not constitute a Transaction Proposal, if such event is permitted under Section 5.1(b). However, any such advances that are not converted into shares of Company Common Stock as of the Closing Date shall be included in the Long Hill Liabilities.

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5.4 Notification of Certain Matters. During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any written notice or other written communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Knowledge of the Company, threatened in writing against the Company or, to the Knowledge of the Company, any director, officer or Key Employee of the Company in such individual’s capacity as such; (iii) the Company becomes aware of any material inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company in any material respect; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 and 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 5.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable.

5.5 Tax Covenant. Any Tax Return of Company which is to be prepared by it in accordance with this Section 5.5 prior to the Closing, shall be provided to the Parent for its review, comment, and consent (which shall not be unreasonably withheld, delayed or conditioned) at least 15 days prior to filing.

5.6 Continuity of Business Enterprise and Post-Closing Transfers. After Closing:

(a) Parent will cause Company to continue at least one significant historic business line of Company, or to use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(b) Parent shall not transfer Company’s stock to (i) a corporation that is not a member of Parent’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii), or (ii) a partnership (even if members of Parent’s qualified group hold 100% of the interests in the partnership).

5.7 Maxim Payment. Following the Closing, Parent agrees to pay (or cause to be paid) the Maxim Fee Amount in Parent Common Stock in accordance with the terms of the Maxim Agreement.

5.8 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.9 Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

5.10 Cooperation. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Following the Closing, the Company will create, present for Parent’s reasonable approval and then provide a training and/or education program to Parent’s Representatives with respect to all Company Intellectual Property, including but not limited to Materials, Biological Materials, systems, Products, and Know-How.

5.11 Other Obligations of the Surviving Corporation. Immediately after the Effective Time, Parent shall cause the Surviving Corporation to pay all Liabilities of the Company when due. In the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the then-outstanding obligations of Parent or the Surviving Corporation, as the case may be.

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5.12 Disclosure; Exclusivity. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such disclosure is requested by a Governmental Body or such Party shall have determined in good faith that such disclosure is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service and, to the extent practicable, before such press release or disclosure is issued or made, such Party shall have used commercially reasonable efforts to advise the other Party of, and consult with the other Party regarding, the text of such press release or disclosure; provided, however, that Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.12. Notwithstanding the foregoing, the press release regarding the Contemplated Transactions may be issued by Parent and such press release and the Current Report on Form 8-K to be filed by Parent in connection with the announcement of this Agreement and the Contemplated Transactions shall not be subject to this Section 5.12.

5.13 Tissue Genesis Transaction. Parent and Merger Sub acknowledge and agree that the Company has been engaged in negotiations with Tissue Genesis regarding the Tissue Genesis Transaction, that Parent and Merger Sub have been provided with drafts of the documentation relating to the Tissue Genesis Transaction (including the TG APA), that it is intent of the Company to execute the TG APA and other documentation relating to the Tissue Genesis Transaction after the Closing, that the Company can provide no assurances that the Tissue Genesis Transactions will be consummated on terms acceptable to the Parent and Merger Sub, if at all, and that certain of the business plans and prospects of the Company depend on the ability of the Company to complete the Tissue Genesis Transaction (including the business plans relating to certain COVID-19 indications). Parent shall have the right to approve the final TG APA prior to the Company’s execution thereof. Parent and Merger Sub acknowledge that, prior to the date of this Agreement, the Company hired certain key employees of Tissue Genesis as employees of the Company, and that Tissue Genesis consented to the hiring of such employees pursuant to the letter agreement previously made available to the Parent. Company agrees that it shall not waive any covenant or closing condition set forth in the TG APA without the prior written consent of Parent.

5.14 Shareholder Stock Powers. At the request of the Shareholders’ Representative, each Shareholder shall deliver to the Shareholders’ Representative stock powers duly endorsed in blank with medallion guarantee, or other instruments of transfer in form and substance reasonably satisfactory to the Shareholders’ Representative as may be reasonably required to satisfy the obligations under this Agreement or the Escrow Agreement.

SECTION 6 ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Indemnification of Officers and Directors

(a) For a period of six years from and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless all past and present directors, officers and employees of the Company (collectively, the “Indemnified Persons”) to the same extent such individuals are indemnified as of the date of this Agreement by the Company pursuant to (i) applicable Law, and (ii) the Company’s Organizational Documents, as in existence on the date of this Agreement and listed in Section 3.2 of the Company Disclosure Schedule (collectively, the “D&O Indemnification Agreements”), arising out of acts or omissions in their capacity as directors, officers or employees of the Company occurring at or prior to the Effective Time. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Actions with respect to the matters subject to indemnification pursuant to this Section 6.1(a) in accordance with the procedures set forth in the Company’s Organizational Documents; provided, however, that the individual to whom expenses are advanced undertakes, to the extent required by the KCL or by the applicable indemnification agreement or organizational document, to repay such advanced expenses to the Surviving Corporation if it is ultimately determined that such director, officer or employee is not entitled to indemnification under applicable Law or pursuant to the applicable indemnification agreement or organizational document.

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(b) For a period of six years from and after the Effective Time, to the extent permitted by applicable Law the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company’s Organizational Documents. To the extent permitted by applicable Law, the D&O Indemnification Agreements shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) Prior to the Effective Time, the Company shall bind and purchase directors and officers runoff insurance coverage (the “D&O Runoff Insurance”), which by its terms shall survive the Merger for not less than six years for the benefit of the Company and the Company’s past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement. The D&O Runoff Insurance shall provide coverage for the Company and such individuals in their capacity as directors, officers and/or employees of the Company prior to the Effective Time that is not less favorable in the aggregate than the Company’s existing directors and officers policy (true and complete copies of which have been made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Surviving Corporation shall maintain the D&O Runoff Insurance in full force and effect and continue to honor the obligations thereunder for a period of six years after the Effective Time or, if such policies are terminated or cancelled during such six-year period, obtain (subject to the limitations set forth in the next sentence) alternative D&O Runoff Insurance on substantially similar terms as set forth in this Section 6.1(c). Neither the Company nor the Surviving Corporation shall be required to pay an annual premium for the D&O Runoff Insurance in excess of 125% (the “Maximum Amount”) of the last annual premium paid prior to the date of this Agreement (it being understood and agreed that in the event the cost of such D&O Runoff Insurance exceeds the Maximum Amount, in the aggregate, the Company shall remain obligated to provide, and the Surviving Corporation shall be obligated to maintain, the broadest D&O Runoff Insurance coverage as may be obtained for the Maximum Amount). The Company and Indemnified Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such D&O Runoff Insurance. Parent shall upon written request furnish a copy of such insurance policy to each beneficiary of such policy.

(d) In the event the Surviving Corporation or their respective successors or assigns (i) consolidate with or merge into any other Person and are not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of their properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.1, without relieving Parent of its obligations under this Section 6.1.

(e) The obligations under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 6.1 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.1 applies shall be (if the Closing occurs) third party beneficiaries of this Section 6.1).

(f) Notwithstanding the foregoing, to the extent (i) the D&O Runoff Insurance provides coverage for the Company (as opposed to its current or former officers and directors), and (ii) a Company claim arises that could be made and covered under the D&O Runoff Insurance that also constitutes a breach by the Company or its stockholders of representations and warranties in Article 3 of this Agreement, Parent may determine whether to make a claim on behalf of the Company under the D&O Runoff Insurance or first seek indemnification pursuant to Article 10 of this Agreement. If Parent elects to proceed first under Article 10, to the extent any proceeds are available from such D&O Runoff Insurance, such proceeds will be first made available to Parent as part of the indemnification of Parent, and after indemnification of Parent in full, Shareholders’ Representative shall be entitled to make a claim under such D&O Runoff Insurance on behalf of the Company to recoup sums paid to the directors and officers.

6.2 [RESERVED]

6.3 Financing Applications. Parent and Merger Sub acknowledge that the Company has made applications for financing to United States government agencies set forth on Section 6.3(i) of the Company Disclosure Schedule to fund potential research and development projects making use of Company Licensed IP Rights and Company Owned IP Rights. Without limiting the foregoing, the Parent and the Company shall cooperate and will use good faith efforts to secure and consummate such financings. The Company makes no warranty as to potential award of such grant applications; however, any benefits or obligations that may arrive from the potential award of such grants shall accrue following the Merger to the Surviving Corporation. The Company will not accept any such award or enter into any contract for government financing prior to Closing without the review and express written approval of the Parent.

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6.4 Tax-Free Reorganization.

(a) For U.S. federal income Tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code. For the avoidance of doubt, the Parties acknowledge that a portion of consideration will be taxable and treated as taxable income to such Shareholders, including the Closing Cash Merger Consideration, as well as the Additional Cash Merger Consideration, the Escrow Cash (when received), and any other cash paid with respect to the transactions contemplated by this Agreement, and that such treatment is part of the Intended Tax Treatment.

(b) The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c) Taxes for Straddle Period. For purposes of calculating amounts payable on the Closing Date, whenever it is necessary to determine the liability for Taxes of Company or Shareholders for a portion of the Straddle Period, the determination of the Taxes of any of the Company or the Shareholders for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of the Closing Date, except that the portion of any Taxes that are imposed on a periodic basis (e.g., property Taxes and ad valorem Taxes) or exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, attributable to the pre-Closing portion of the relevant Straddle Period shall be equal to the product of such Taxes, exemptions, allowances or deductions attributable to the entire relevant Straddle Period and a fraction, the numerator of which is the number of days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.

6.5 Non-Competition; Non-Solicitation.

(a) Each Shareholder (other than Long Hill) (a “Restricted Shareholder”), severally and not jointly, agrees as follows:

i.	During the Restriction Period, such Restricted Shareholder shall not, directly or indirectly, either for itself or through any other Person, whether as a sole proprietor, employee, consultant, advisor, director, equityholder, manager, partner or otherwise, (A) engage anywhere in the United States in the business conducted by the Company as of the Closing Date (the “Restricted Business”) or (B) own, control, or participate in the ownership, management, or control of, any business or Person that engages in the Restricted Business anywhere in the world; provided, however, that such Restricted Shareholder shall not be prohibited from (x) owning up to two percent (2%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Restricted Shareholder has no active participation in connection with the business of such corporation, or (y) any activity described in Section 6.5(a)(i) of the Company Disclosure Schedule under the heading titled such Restricted Shareholder’s name.

ii.	During the Restriction Period, such Restricted Shareholder shall not, directly or indirectly, either for itself or through any other Person, (A) recruit, solicit or induce or attempt to recruit, solicit or induce for employment or engagement, or (B) employ, hire or retain, any Person who is (or was during either the one-year period preceding the Closing Date) employed or engaged by the Company. The foregoing does not prohibit (a) solicitation through third party executive search or employment agencies (where the Restricted Shareholder did not provide guidance as to the targeting of any specific individual) or (b) solicitation through job postings, advertising of positions that are not specifically targeted at any particular individual (it being understood that, in either case, hiring shall still be prohibited); provided that such solicitation does not result in the hiring of employees otherwise covered by this Section 6.5(a)(ii).

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iii.	During the Restriction Period, such Restricted Shareholder will not, directly or indirectly through another Person, solicit business from any Person that is, or was during the one-year period preceding the Closing Date, a customer, client or other business relation of the Surviving Corporation (or any successor in interest to any such Persons), in any case, for the purpose of securing business or Contracts related to the Restricted Businesses.

iv.	During the Restriction Period, such Shareholder shall not, directly or indirectly, make any public (including, for the avoidance of doubt, to any employees, advisors, independent contractors, customers, clients, vendors, suppliers, licensors, licensees, lessors or other business relations of the Company) negative, derogatory or disparaging statements or communications about the Company or Parent or any of their respective direct or indirect equityholders, directors, members, managers, officers or employees; provided that the enforcement of such Restricted Shareholder’s rights or remedies under this Agreement or otherwise shall not constitute a breach of this clause (iv).

(b) Each Restricted Shareholder acknowledges that the provisions of Section 6.5(a) are in consideration of the direct and indirect benefits to be derived by such Restricted Shareholder under this Agreement. In addition, each Restricted Shareholder agrees and acknowledges that none of the restrictions contained in Section 6.5(a) preclude such Restricted Shareholder from earning a livelihood, nor do they unreasonably impose limitations on such Restricted Shareholder’s ability to earn a living. Each Restricted Shareholder expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. The covenants and undertakings contained in this Section 6.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.5 could cause irreparable injury to Parent or the Surviving Corporation, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.5 will be inadequate. Therefore, Parent or the Surviving Corporation will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.5 without the necessity of proving actual damage or posting any bond whatsoever. The Parties agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.5 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party. The Restricted Shareholders acknowledge and agree that the provisions of this Section 6.5 are in addition to, rather than in lieu of, any other restrictive covenants that may be applicable to the Restricted Shareholders or their Affiliates.

6.6 Confidentiality.

(a) Long Hill recognizes that by reason of its ownership of shares of Company Common Stock, it has had the opportunity to acquire confidential information and trade secrets concerning the confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect, distributor and supplier lists, pricing and cost information, and marketing plans and proposals, financial data and the intellectual property of the Company, including, without limitation, the terms and conditions of this Agreement and the transactions contemplated hereby, including the Merger (collectively, the foregoing, the “Proprietary Information”), the use or disclosure of which could cause Parent or the Surviving Corporation substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Long Hill agrees that it will not at any time following the Closing, except in performance of its obligations to Parent or the Surviving Corporation or with the prior written consent of Parent or as required by law, directly or indirectly, disclose or use any Proprietary Information known to it. For purposes of this Agreement, the following shall not constitute Proprietary Information: (i) information that becomes known to the public generally through no fault of Long Hill, (ii) information that was previously obtained by Long Hill on a nonconfidential basis from a source other than the Company, Parent or the Surviving Corporation, without, to the knowledge of Long Hill, an obligation of confidentiality to the Company, Parent or Surviving Corporation, or (iii) information that is independently developed by Long Hill without reference to or incorporation of any Proprietary Information.

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(b) Long Hill agrees that it will not make derogatory, untrue, or disparaging public statements, written or otherwise, about the Company, Parent, Merger Sub, the Surviving Corporation or the Merger, or such parties’ businesses, prospects, products, or services; provided that the enforcement of Long Hill’s rights or remedies under this Agreement or otherwise shall not constitute a breach of this clause (b).

(c) The Parties agree that the covenants contained in this Section 6.6 impose a reasonable restraint on Long Hill, Parent and the Surviving Corporation. The obligations in this Section 6.6 shall terminate and be of no further force and effect three years after the Closing of this Agreement. The covenants contained in this Section 6.6 are independent covenants and shall be enforceable by Parent or the Surviving Corporation regardless of any claims that Long Hill or any of its Affiliates shall have against Parent, the Surviving Corporation or any of their Affiliates, whether under this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, Long Hill shall be permitted to disclose Proprietary Information solely related to the financial or other material economic terms of the Company or the transactions contemplated hereby to employees, advisors or consultants of Long Hill and its Affiliates and Long Hill shall be permitted to disclose the material economic terms to its Affiliates, and its and its Affiliates’ members, managers, partners and prospective members or partners in connection with their customary fundraising and reporting activities, provided, that, any recipient of such information is bound by obligations of confidentiality to Long Hill, and to the fund entities in which such recipients are partners or members, of at least as high a standard as those imposed on Long Hill under this Section 6.6.

6.7 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

6.8 Technology Transfer. Within 30 days following the Effective Date, the Parent, certain individuals designated by Parent (“Designees”), the Surviving Corporation, and the Key Employees, Stuart Williams and Michael Hughes will coordinate and agree to a technology transfer plan for the Surviving Corporation to provide and transfer to Parent all Company Intellectual Property, Materials, Biological Materials, systems, Products, and Know-How that exists on the Effective Date and was not previously provided to Parent, and a timeline for such technology transfer, which may be updated or amended from time to time as needed (such schedule and timeline, the “Technology Transfer Plan”). The Company will transfer the Know How to Parent in accordance with the Technology Transfer Plan, and Parent and its Designees will cooperate to facilitate the receipt of such transfer of Know How (the “Initial Technology Transfer”). Thereafter, upon Parent’s or its Designees’ reasonable request, Company will provide Parent with reasonable assistance in the development, licensing, regulatory approval and manufacture of the Company Products (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer, the “Technology Transfer”). The Continuing Technology Transfer will include the transfer of additional Know-How to Parent and reasonable access to Key Employees, either in-person at the Company’s facility or by teleconference, but will not include an obligation for Key Employees to travel.

SECTION 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

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7.2 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing as though made at and as of the Closing, except (i) for the Fundamental Representations (as defined below) which shall be true and accurate in all respects on and as of the date of this Agreement and on and as of the Closing Date; and (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as aforesaid on and as of such earlier date.

7.3 Performance of Covenants. Each of the Company and the Shareholders shall have performed and complied, in all material respects, with all covenants required to be performed or complied with by each such party prior to the Closing.

7.4 Consents and Approvals. Each of the Consents listed on Section 7.4 of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to the Parent and shall be in full force and effect.

7.5 Receipt of Closing Deliveries. The Parent shall have received each of the following documents and deliverables in form and substance reasonably acceptable to Parent:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.2 and 7.3 are satisfied;

(b) a certificate, dated as of the Closing Date, signed on behalf of the Company by the Secretary or Assistant Secretary of the Company and attaching with respect to the Company (i) the Company’s articles of incorporation and all amendments thereto; (ii) the Company’s bylaws and all amendments thereto; (iii) a certificate of good standing of the Company dated as of a recent date and certified by the Secretary of State of Kentucky; (iv) all resolutions of the Company’s board of directors and the Shareholders relating to this Agreement and the transactions contemplated by this Agreement and (v) an incumbency and signatures of the officers of the Company executing this Agreement;

(c) the Registration Rights and Lock-up Agreement, the form of which is attached hereto as Exhibit D (“Registration Rights Agreement”), duly executed by Long Hill and Maxim Group LLC;

(d) a Lock-Up Agreement, the form of which is attached hereto as Exhibit E (collectively the “Lock-Up Agreements”), duly executed by each Shareholder (other than Long Hill);

(e) the Escrow Agreement, duly executed by the Shareholders’ Representative and the Escrow Agent;

(f) a Waiver of Breach and Consent to Assignment, in a form reasonably acceptable to Parent, executed by ULRF;

(g) resignation letters, in a form reasonably acceptable to Parent, of all of the officers and directors of the Company, in their capacities as such;

(h) confirmation of the effectiveness and payment of premiums upon the D&O Runoff Insurance;

(i) the release and waiver, substantially in the form attached as Exhibit G hereto, duly executed by David Blanford and the Company (“Blanford Release”);

(j) The receipt by Parent of UCC-3 Termination Statements, executed by Long Hill, evidencing the release of the Liens listed on Schedule 3.13(f), unless such Liens have been released prior to the Closing, in which case the Company shall provide UCC financing statement searches from the appropriate governmental officials of the states and counties in which the Company’s assets are located indicating that there are no financing statements affecting any of the assets other than those evidencing Permitted Liens; and

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(k) provided that Parent has paid an amount equal to the Employee Liabilities into the trust account of the Company’s legal counsel, the release and waiver, substantially in the form attached hereto as Exhibit H, executed by each Key Employee, Stuart Williams, Michael Hughes, and Williams Tucker (collectively, the “Employee Releases” and each an “Employee Release”), each of which provides for $1,000 of consideration to be paid by Parent to each of the aforesaid in exchange for the Employee Release.

7.6 Employees. (i) Each of the Key Employees, Stuart Williams and Michael Hughes has accepted an offer of employment or consulting with the Parent and executed an employment contract or consulting agreement with Parent on terms reasonably acceptable to the Parties and (ii) none of the Key Employees shall have indicated his or her intention to terminate his employment or consulting relationship with the Parent.

7.7 Related Party Transactions. All Contracts between the Company, on the one hand, and any officer, director or employee of the Company, on the other hand, that are listed on Section 7.7 of the Company Disclosure Schedule shall have been terminated with no remaining Liability of the Company.

7.8 Litigation. There shall not be pending by or before any Governmental Authority any Proceeding that (A) seeks to prevent or restrict the consummation of the Contemplated Transactions on their terms, and the conferring upon the Parent and the Company all of their respective rights and benefits, contemplated by this Agreement, or which has or could have the effect of limiting or restricting Parent’s ownership or the conduct or operation of the business by the Company following the Closing, or (B) seeks remedy to the effect that any of the Company Products, its technologies or Intellectual Property, or otherwise the business of the Company, infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person.

7.9 Company Material Adverse Effect. A Company Material Adverse Effect shall not have occurred.

7.10 Long Hill Director Waiver. Long Hill shall have terminated the Voting Agreement and have consented in writing to release the Company and its Shareholders from Long Hill’s right to designate three (3) directors pursuant to the Voting Agreement.

7.11 Termination of Certain Agreements and Rights. The Parent shall have received evidence that the Company has caused any Investor Agreements to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

7.12 Employee Liabilities. Provided that Parent has paid an amount equal to the aggregate amount of the Employee Liabilities into the trust account of the Company’s legal counsel as required by Section 2.3(e), such funds shall have been transferred from the attorney trust account of Nelson Mullins Riley and Scarborough LLP to the Company’s payroll provider, such that, following the Company’s payroll provider paying such funds to the Key Employees, Stuart Williams and Michael Hughes (subject to applicable lawful withholding and other tax requirements for all compensation previously owed by the Company to the Key Employees, Stuart Williams and Michael Hughes, which aggregate taxes the payroll provider shall be instructed to forward to the applicable taxing authorities), as applicable, the Employee Liabilities shall be satisfied in full.

7.13 Long Hill Liabilities. Provided that Parent has paid an amount equal to aggregate amount of the Long Hill Liabilities into the trust account of the Company’s legal counsel as required by Section 2.3(e), the Long Hill Liabilities shall be satisfied in full by the transfer of the appropriate amount of funds to Long Hill and/or Mounthaven Consulting, LLC from the attorney trust account of Nelson Mullins Riley and Scarborough LLP.

7.14 Blanford Liabilities. Provided that Parent has paid an amount equal to the Blanford Liabilities into the trust account of the Company’s legal counsel as required by Section 2.3(e), such funds shall have been transferred from the attorney trust account of Nelson Mullins Riley and Scarborough LLP to the Company’s payroll provider, such that, following the Company’s payroll provider paying such funds to David Blanford (subject to applicable lawful withholding and other tax requirements), as applicable, the Blanford Liabilities shall be satisfied in full.

7.15 Estimated Closing Statement. The Estimated Closing Statement shall have been delivered by the Company to the Parent in the form required by Section 2.2 and the Company shall have acted in good faith in considering Parent’s proposed changes, if any, in accordance with Section 2.2.

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SECTION 8 CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company and the Shareholders to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

8.2 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and without giving effect to any reference therein to material adverse effect or other materiality qualifications).

8.3 Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.4 Receipt of Closing Deliveries. The Company shall have received each of the following documents and deliverables in form and substance reasonably acceptable to the Company:

(a) certificate(s) executed by the Chief Executive Officer or Chief Financial Officer of Merger Sub confirming that the conditions set forth in Sections 8.2 and 8.3 are satisfied;

(b) the Registration Rights and Lock-Up Agreement, duly executed by the Parent;

(c) the Escrow Agreement, duly executed by the Parent and the Escrow Agent;

(d) a certificate, dated as of the Closing Date, signed on behalf of the Parent by the Secretary or Assistant Secretary of the Parent and attaching with respect to the Parent: (i) the Parent’s articles of incorporation and all amendments thereto; (ii) the Parent’s bylaws and all amendments thereto; (iii) a certificate of good standing of the Parent dated of a recent date and certified by the Secretary of State of Nevada; (iv) all resolutions of the Parent’s board of directors relating to this Agreement and the transactions contemplated by this Agreement and (v) an incumbency and signatures of the officers of the Parent executing this Agreement; and

(e) a certificate, dated as of the Closing Date, signed on behalf of the Merger Sub by the Secretary or Assistant Secretary of the Merger Sub and attaching with respect to the Merger Sub: (i) the Merger Sub’s articles of incorporation and all amendments thereto; (ii) the Merger Sub’s bylaws and all amendments thereto; (iii) a certificate of good standing of the Merger Sub dated as of a recent date and certified by the Secretary of State of Delaware; (iv) all resolutions of the Merger Sub’s board of directors and its shareholder relating to this Agreement and the transactions contemplated by this Agreement and (v) an incumbency and signatures of the officers of the Merger Sub executing this Agreement.

8.5 Merger Consideration. The Parent shall have issued the Closing Share Merger Consideration and paid the Closing Cash Merger Consideration, as applicable, to the Shareholders, ULRF and the Escrow Agent in accordance with Sections 2.3 and 2.4.

8.6 Employee Liabilities. Parent shall have delivered to the attorney trust account of Nelson Mullins Riley and Scarborough LLP an amount of cash equal to the aggregate amount of the Employee Liabilities.

8.7 Long Hill Liabilities. Parent shall have delivered to the attorney trust account of Nelson Mullins Riley and Scarborough LLP an amount of cash equal to the aggregate amount of the Long Hill Liabilities.

8.8 Blanford Liabilities. Parent shall have delivered to the attorney trust account of Nelson Mullins Riley and Scarborough LLP an amount of cash equal to the aggregate amount of the Blanford Liabilities.

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8.9 Company Transaction Costs. Parent shall have delivered to the attorney trust account of Nelson Mullins Riley and Scarborough LLP an amount of cash equal to the aggregate amount of the Company Transaction Costs (other than the Maxim Fee Amount).

SECTION 9 TERMINATION

9.1 Termination.This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Contemplated Transactions shall not have been consummated by December 31, 2020 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(d) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); and

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(e) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, and Section 9.3 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees. Except as set forth in this Section 9.3 and Section 5.1, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

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SECTION 10 Indemnification.

10.1 Survival of Representations.

(a) Survival. Subject to Section 10.1(c) or otherwise set forth herein, all representations, warranties, covenants and agreements of the Parent, the Merger-Sub and the Company contained herein or in any Agreements executed in connection with the Contemplated Transaction shall survive the execution and delivery of this Agreement and the consummation of the Contemplated Transactions hereby and thereby, regardless of any investigation made by or on behalf of any party hereto or its Representatives or the Knowledge of any such party’s Representatives.

(b) Duration. Except for the Fundamental Representations, the representations and warranties of the Parties contained in Section 2 and Section 3 of this Agreement shall survive the Closing through and including 18 months following the Closing Date (the “Escrow Period”), provided that claims for common law fraud under the laws of the State of Delaware committed with the intent to deceive, intentional misrepresentation or willful breach (“Fraud Events”) (whether by the Company or any of its officers, directors, managers, employees, consultants, agents, representatives or Shareholders) which shall survive the Closing Date indefinitely. The Fundamental Representations shall last until the expiry of their respective statute of limitations.

(c) Parent’s Knowledge not Affirmative Defense. The right to indemnification, reimbursement, or other remedies based upon any such representation or warranty will not be affected by Parent’s Knowledge at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of such representation or warranty.

10.2 Indemnification by the Company.

(a) Subject to the other provisions of this Section 10, following the Closing, each Shareholder shall severally (in proportion to the relative share of such Shareholder’s Escrow Shares or Escrow Cash, as applicable, in the Escrow Fund), and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees at any time (regardless of whether or not such Damages relate to any third-party claim) that arise out of: (i) any inaccuracy in or breach of any representation or warranty made by the Company in Section 3 above; and (ii) any breach of any covenant or obligation of the Company in this Agreement arising prior to the Closing.

(b) Indemnification Liability Cap. Other than in relation to Fraud Events or breaches of Fundamental Representations, for which there is no liability cap, the maximum aggregate Damages payable by each Shareholder under this Section 10 shall not exceed such Shareholder’s Escrow Shares or Escrow Cash, as applicable, and the sole source of recovery against each Shareholder shall be each such Shareholder’s Escrow Shares or Escrow Cash, as applicable, held in the Escrow Fund at the time that a claim for such Damage is made by the Company or any Indemnitee.

(c) No Contribution. The Shareholders waive, and acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which they may become subject under or in connection with this Agreement or the Contemplated Transactions.

(d) Parent’s Knowledge. Indemnitee’s right to indemnification in accordance with this Section 10 shall not be affected by any knowledge acquired at any time by Parent, whether before or after the execution of this Agreement or the Closing, including by a due diligence examination.

(e) Tissue Genesis Transaction. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any Indemnitee shall be entitled to indemnification under this Section 10 for any Damages that arise out of the Tissue Genesis Transaction.

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10.3 Defense of Third-Party Claims.

(a) In the event of the assertion or commencement by any Person other than Parent or Merger-Sub of any claim, Tax, proceeding or the imposition of any penalty or assessment (whether against the Company, its subsidiaries, the Parent, or any other Person) with respect to which the Company or any Shareholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 10 (a “Third-Party Claim”), the Parent shall give the Shareholders’ Representative prompt written notice of the commencement of any such Third Party Claim. The Shareholders acting through the Shareholders’ Representative shall have the right, at their election and expense, to assume and control the defense and settlement of such Third party Claim, provided that they notify the Parent of their decision to do so within 10 (ten) Business Days upon receipt of written notice from the Parent of such Third Party Claim, and for such purpose will be provided from time to time with such powers of attorney and other documents as required for the conduct of such defense by the Shareholders and their legal counsels; provided, however, that the Shareholders may not elect to assume or control the defense, appeal or settlement of any Third Party Claim unless: (a) the sole remedy sought by the plaintiff in such Third Party Claim is monetary damages, (b) the Shareholders acknowledge and agree in writing that any Damages relating to such Third Party Claim constitute Damages under this Section 10, and (c) such Third Party Claim, if adversely determined, would not otherwise be reasonably expected to Materially Adversely Affect the Parent or any of its Representatives. Notwithstanding the Shareholders’ election to assume the defense, appeal or settlement of a Third Party Claim, the Indemnitees shall have the right to employ separate counsel and to participate in the defense or investigation of such Third Party Claim at their own cost and expense. The Company and the Parent and Indemnitees shall reasonably cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto, subject to the relevant Parties entering into a confidentiality agreement with respect to such information containing customary confidentiality obligations and use restrictions. If the Shareholders are not entitled, or do not timely elect, to assume and control the defense, appeal or settlement of a Third-Party Claim:

i.	subject to the other provisions of this Section 10, all reasonable expenses relating to the defense of such Third Party Claim (and all amounts due pursuant to any settlement, adjustment or compromise of such Third Party Claim) shall be borne and paid exclusively by the Shareholders (subject to Section 10.2(b));

ii.	the Shareholders shall make available to the Parent any documents and materials in their possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

iii.	the Parent, or the Indemnitees or the relevant affiliate thereof (as the case may be) shall control the conduct of the Third Party Claim but shall not have the right to settle, adjust or compromise such Third Party Claim without the prior written consent of the Shareholders (such consent not to be unreasonably withheld or delayed).

(b) The Shareholders may not settle, adjust or compromise any Third Party Claim regarding which it assumes the defense, appeal or settlement without the prior written consent of the Parent (such consent not to be unreasonably withheld or delayed). If an Indemnitee requests that the Shareholders, consent to a settlement, adjustment or compromise of any Third Party Claim in which the requested party or any Affiliate thereof conducts the defense, appeal or settlement, the requested party shall not unreasonably withhold or delay such consent. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with all Third Party Claims.

(c) Parent and Indemnitees shall be entitled to rely on decisions made in writing by the Shareholders’ Representative, as being made in the name of all of the Shareholders.

10.4 Procedure.

(a) Method of Asserting Claims. All claims for indemnification by an Indemnitee pursuant to this Section 10 shall be made in accordance with the provisions of this Section 10.4.

(b) Notice of Claim. If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 10 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby, such Indemnitee shall deliver a written claim notice (a “Claim Notice”) to the Shareholders’ Representative. Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under this Section 10 or is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate being referred to as the “Claimed Amount”). The Claim Notice shall include all available supporting documentation.

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(c) Dispute Procedure. During the twenty (20) Business Day period commencing upon receipt by the Shareholders’ Representative of a Claim Notice (the “Dispute Period”), the Shareholders’ Representative may deliver to the Indemnitee a written response (the “Response Notice”) in which the Shareholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Shareholders’ Representative’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Indemnitee’s Claim Notice being referred to as the “Contested Amount”.

(d) Resolution between the Parties. If any Response Notice indicates that there is a Contested Amount, the Shareholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Shareholders’ Representative and the Indemnitee resolve such dispute, such resolution shall be binding on the Shareholders and such Indemnitee and a settlement agreement stipulating the amount owed to such Indemnitee (the “Stipulated Amount”) shall be signed by such Indemnitee and the Shareholders’ Representative on behalf of the Shareholders. If the Shareholders’ Representative and the Indemnitee fail to enter into a settlement agreement within thirty (30) days of receipt of the Response Notice, or if no Response Notice is received by the Indemnitee from the Shareholders’ Representative prior to the expiration of the Dispute Period, then the Indemnitee shall be entitled to pursue any remedies available to Parent in accordance with applicable law, and inter alia, to commence a suit to resolve such contest in accordance with Section 10.4 hereto, within 30 (thirty) days from the lapse of such period.

(e) Escrow Fund. Once a Claimed Amount is agreed to by the Shareholders’ Representative or finally adjudicated to be payable pursuant to this Section 10, the Indemnitee shall, to the extent the assets in the Escrow Fund are sufficient to recover such Claimed Amount, recover such Claimed Amount from the Escrow Fund in accordance with the terms of the Escrow Agreement (which Claimed Amount shall be deemed to be forfeited by the Shareholders in proportion to the relative share of each such Shareholder’s Escrow Shares or Escrow Cash, as applicable, in the Escrow Fund). Such portion of the Escrow Fund at the conclusion of the Escrow Period as may be necessary to satisfy any unresolved or unsatisfied Claimed Amounts specified in any Claim Notice delivered to the Shareholders’ Representative and the Escrow Agent prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such Claimed Amounts have been resolved or satisfied. The remainder of the Escrow Fund, if any, shall be released and paid to the Shareholders’ Representative and the Shareholders in accordance with the Escrow Agreement, promptly after the expiration of the Escrow Period or the resolution or satisfaction of such Claimed Amounts, as applicable.

(f) Other. Notwithstanding anything to the contrary contained herein, all Claimed Amounts shall be calculated (i) net of all insurance proceeds or other indemnification or contribution payments from any third party, if any, actually received by an Indemnitee less any increase in premiums or other recovery costs to such Person as a result of such claim for insurance proceeds, and (ii) on the basis of actual losses and out-of-pocket costs and expenses incurred by an Indemnitee. The Indemnitee shall use commercially reasonable efforts to seek recovery under insurance policies or indemnity, contribution or other similar agreements for any Claimed Amounts prior to seeking indemnification under this Agreement.

(g) Exclusive Remedy. From and after the Closing, except with respect to claims seeking specific performance or other equitable relief with respect to covenants to be performed after the Closing and other than for Fraud Events, indemnification under this Section 10 shall be the sole post-Closing remedy available to the Parent and other Indemnitees (and their respective successors and assigns) in respect of any Damages incurred by the Indemnitees with respect to or in connection with this Agreement.

(h) PPP Escrow Portion. For the avoidance of doubt, the PPP Escrow Portion of the Escrow Fund shall (i) be available solely in relation to a Claimed Amount for any of the $145,000.00 of the principal amount of the forgivable loan identified on the Estimated Closing Statement and Final Closing Statement as the “PPP Loan” by the Commonwealth Bank & Trust that such lender determines during the Escrow Period to be not forgiven, and (ii) not be available for any Claimed Amount attributable to any other reason. Upon the forgiveness of such PPP Loan, in whole or in part, such amount equal to the part of the PPP Loan that is forgiven shall be released and paid to the Shareholders in accordance with the Escrow Agreement.

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SECTION 11 MISCELLANEOUS PROVISIONS

11.1 Amendment. Subject to applicable Law and the immediately two subsequent sentences, the Parties may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed by each of the Parties. To the extent permitted by applicable Law, Parent, the Company and the Shareholders’ Representative may cause this Agreement to be amended at any time at or prior to the Closing by execution of an instrument in writing signed by Parent (for itself and on behalf Merger Sub), the Company and the Shareholders’ Representative (for itself and on behalf of the Shareholders). To the extent permitted by applicable Law, Parent and the Shareholders’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed by Parent (for itself and on behalf and the Surviving Corporation) and the Shareholders’ Representative (for itself and on behalf of the Shareholders).

11.2 Waiver. At any time at or prior to the Closing, any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties owed to such Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. At any time after the Closing, Parent and the Shareholders’ Representative (for itself and on behalf of the Shareholders) may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such Party, (B) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (i) prior to the Closing with respect to the Company and/or the Shareholders, signed by the Company and the Shareholders’ Representative, (ii) after the Closing with respect to the Shareholders and/or the Shareholders’ Representative, signed by the Shareholders’ Representative and (iii) with respect to Parent, Merger Sub and/or Surviving Corporation, signed by Parent. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

11.3 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement (including the exhibits attached hereto and the Company Disclosure Schedule) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws, except insofar as the application of the internal corporate laws of the Commonwealth of Kentucky or State of Nevada apply by virtue of the internal affairs doctrine or similar Law. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of State or Federal Courts in State of Maryland, or, to the extent such courts do not have subject matter jurisdiction, to the jurisdiction of the State or Federal Courts of the State of Nevada (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement. IN ADDITION, AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

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11.5 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date transmitted if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Orgenesis Inc.

20271 Goldenrod Lane

Germantown, Maryland 20876

Attention: Vered Caplan, Chief Executive Officer

with a copy to (which shall not constitute notice):

Pearl Cohen Zedek Latzer Baratz, LLP

1500 Broadway, 12th Floor

New York, New York 10036

Attention: Mark Cohen, Esq.

Facsimile: (646) 878-0804

Email: MCohen@PearlCohen.com

if to the Company:

Koligo Therapeutics, Inc.

2113 State Street

New Albany, Indiana 47150

Attention: Matthew Lehman, CEO

Email: mlehman@koligo.net

with a copy to (which shall not constitute notice):

Kathleen L. Deutsch

Nelson Mullins Riley and Scarborough LLP

One North Clematis Street | Suite 500

West Palm Beach, FL 33401

Email: kathleen.deutsch@nelsonmullins.com

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if to the Shareholders’ Representative:

Long Hill Capital V, LLC

c/o Bergen Asset Management, LLC

1800 N. Military Trail, Suite 150

Boca Raton, FL 33431

Attention: Eugene Tablis

E-mail: eugene.tablis@bergenasset.com

with a copy to (which shall not constitute notice):

Kathleen L. Deutsch

Nelson Mullins Riley and Scarborough LLP

One North Clematis Street | Suite 500

West Palm Beach, FL 33401

Email: kathleen.deutsch@nelsonmullins.com

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.1) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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11.12 Non-Recourse. All proceedings (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. Other than for claims for common law fraud under the laws of the State of Delaware committed with the intent to deceive, each party hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future direct or indirect equityholders, directors, officers, employees, incorporators, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners or assignees of the Shareholders or any former, current or future direct or indirect equityholder, director, officer, employee, incorporator, agent, attorney, representative, general or limited partner, member, manager, Affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Non-Recourse Parties”), except in each case to the extent any such Person is itself a party hereto (in which case such Person shall not be a Non-Recourse Party as to its own obligations under this Agreement), through the Shareholders or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party by the enforcement of any assessment or by any legal or equitable action, by virtue of any Law, or otherwise and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Party. In the event that any provision of this Agreement provides that a party hereto shall cause its Affiliates and/or Representatives to take any action (or refrain from taking any action) or otherwise purports to be binding on such party’s Affiliates and/or representatives, such party shall be liable for any breach of such provision by any such Affiliate or Representative.

11.13 Release.

(a) Effective as of the Closing, Parent, the Merger Sub, the Company and the Surviving Corporation (each, a “Parent Releasing Party”) each hereby unconditionally and irrevocably and forever releases and discharges each Shareholder and, in the case of Long Hill, each of its direct and indirect parent Entities, and each of their respective successors and assigns, and any present or former direct and indirect investors, partners, shareholders, equity holders, directors, managers, officers, employees, agents, lenders, principals, members or managers of any of the foregoing Persons (each, a “Shareholder Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the respective “Released Claims”) that such Parent Releasing Party ever had, now has or ever may have or claim to have against any Shareholder Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing that in each case solely relates to such Shareholder Released Party in its capacity as an equity holder in the Company; provided, however, that this release does not (a) extend to claims relating to fraud or any matter arising out of or relating to this Agreement, any certificate, instrument or other agreement delivered in connection herewith, or the transactions contemplated hereby or thereby, including but not limited to breaches or misrepresentations made by the Company hereunder or thereunder or (b) release or waive any rights to be indemnified, reimbursed and held harmless that the Indemnitees are entitled to under Section 10. Parent and Merger Sub each acknowledges that each of the Company and the Shareholders is relying on the waiver and release provided in this Section 11.13(a) in connection with entering into this Agreement and that this Section 11.13(a) is intended for the benefit of, and to grant third party rights to each Shareholder Released Party to enforce this Section 11.13(a).

(b) Effective as of the Closing, each Shareholder (each, a “Shareholder Releasing Party”) hereby unconditionally and irrevocably and forever releases and discharges each of the Parent, the Merger Sub, the Company and the Surviving Corporation and their respective Affiliates, and each of their respective successors and assigns, and any present or former direct and indirect investors, partners, shareholders, equity holders, directors, managers, officers, employees, agents, lenders, principals, members or managers of any of the foregoing Persons (each, a “Parent Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all Released Claims that such Shareholder Releasing Party ever had, now has or ever may have or claim to have against any Parent Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing that in each case solely relates to such Parent Released Party in its capacity the acquirer of the Company; provided, however, that this release does not extend to (a)(i) claims relating to fraud or (ii) any matter arising out of or relating to this Agreement, any certificate, instrument or other agreement delivered in connection herewith (including but not limited to the Registration Rights Agreement), or the transactions contemplated hereby or thereby, including but not limited to breaches or misrepresentations made by the Parent or Merger Sub hereunder or thereunder, and payment of the Closing Share Merger Consideration, Closing Cash Merger Consideration, Additional Share Merger Consideration and Additional Cash Merger Consideration, or (b) any rights each such Shareholder may have with respect to salaries, severance, accrued vacation and reimbursement of business expenses in the ordinary course by virtue of his or her employment with the Company. Each Shareholder acknowledges that each of the Parent, Merger Sub, the Company and the Surviving Corporation is relying on the waiver and release provided in this Section 11.13(b) in connection with entering into this Agreement and that this Section 11.13(b) is intended for the benefit of, and to grant third party rights to each Parent Released Party to enforce this Section 11.13(b).

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(c) Each Party acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Party acknowledges that such provisions are designed to protect a Party from waiving claims which it does not know exist or may exist. Nonetheless, each Party agrees that, effective as of the Closing, each Party shall be deemed to waive any such provision. Each Party further agrees that such Party shall not, nor permit any Affiliate thereof to, (a) institute a lawsuit or other Legal Proceeding based upon, arising out of, or relating to any of the Released Claims, (b) participate, assist, or cooperate in any such proceeding or (c) encourage, assist and/or solicit any third party to institute any such proceeding.

11.14 Retention of Books and Records. Unless otherwise consented to in writing by the Shareholders’ Representative, until the later of (i) the seventh (7th) anniversary of the Closing Date or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof, the Parent shall not, and shall not permit the Surviving Corporation to, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation for any period prior to the Closing Date without first giving reasonable prior notice to the Shareholders’ Representative and offering to surrender to the Shareholders’ Representative such books and records or any portion thereof which the Parent or the Company may intend to destroy, alter or dispose of.

11.15 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation, the Shareholders and the Merger Sub shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub vested or to be vested in the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of each of the Company and Merger Sub, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

11.16 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) The use of the word “or” shall not be exclusive.

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(f) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(g) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(h) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(j) “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Filings filed with the SEC and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system at least two days prior to the date of this Agreement.

(k) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

***

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ORGENESIS, INC.		ORGENESIS MERGER SUB INC.

By:	/s/ Vered Caplan	By:	/s/ Vered Caplan
Name:	Vered Caplan	Name:	Vered Caplan
Title:	Chief Executive Officer	Title:	President and Secretary

KOLIGO THERAPEUTICS, INC.		LONG HILL CAPITAL V, LLC, in its capacity as the Shareholders’ Representative

By:	/s/ Matthew Lehman	By:	/s/ Eugene Tablis
Name:	Matthew Lehman	Name:	Eugene Tablis
Title:	CEO	Title:

SHAREHOLDERS:

LONG HILL CAPITAL V, LLC

By:	/s/ Eugene Tablis
Name:	Eugene Tablis
Title:	Managing Director of Bergen Asset Management, LLC,
Manager of Bergen Special Opportunity Fund, LP, sole member

/s/ Matthew Lehman		/s/ Balamurugan Appakalai
Matthew Lehman		Balamurugan Appakalai

/s/ Michael Hughes		/s/ Stuart Williams
Michael Hughes		Stuart Williams

/s/ David Blanford		/s/ Gopal Loganathan
David Blanford		Gopal Loganathan

/s/ Dushan Ghooray		/s/ William Tucker
Dushan Ghooray		William Tucker

W. Thomas Fisher

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Schedules and Exhibits

Schedule A –	Example Calculation of Long Hill Closing Shares
Schedule B –	Estimated Closing Statement

Exhibit A –	Certain Definitions
Exhibit B –	Kentucky Articles of Merger
Exhibit C –	Delaware Certificate of Merger
Exhibit D –	Registration Rights Agreement
Exhibit E –	Lock-Up Agreement
Exhibit F –	Escrow Agreement
Exhibit G –	Blanford Release
Exhibit H –	Employee Release
Exhibit I –	Allocation Schedule
Exhibit J –	Schedule of Accredited Shareholders

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Accredited Shareholders” means those Shareholders who are “Accredited Investors” as defined under Rule 501(a) promulgated under the Act, as determined by Parent and noted in Exhibit J.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Schedule” means a spreadsheet, in the form attached as Exhibit I, setting forth (a) the name and address of each Shareholder, (b) the number of shares of Company Common Stock held by each Shareholder immediately prior to the Effective Time, (c) in the case of Long Hill, (i) the number of Long Hill Closing Shares payable to Long Hill as part of the Closing Share Merger Consideration, and (ii) the number of Long Hill Escrow Shares allocable to Long Hill, (d) in the case of ULRF, the number of ULRF Shares payable to ULRF as part of the Closing Share Merger Consideration, (e) in the case of each Shareholder (other than Long Hill and ULRF) who is an Accredited Shareholder, (i) the number of Closing Shares payable to such Shareholder as part of the Closing Share Merger Consideration, and (ii) the number of Other Escrow Shares allocable to such Shareholder, (f) in the case of each Shareholder who is a Non-Accredited Shareholder, (i) the Closing Cash payable to such Shareholder as part of the Closing Cash Merger Consideration, and (ii) the Escrow Cash allocable to such Shareholder, and (g) the Share Consideration Ratio and the Cash Consideration Ratio.

“Biological Materials” means the tangible biological materials necessary for the Company to conduct its business, as well as the processes or making and using such biological materials, including, for example, any progeny derived from a cell line, cells, vectors, plasmids, promoters, expression cassettes, proteins, polypeptides, tissues, growth factors, biocompatible materials.

“Blanford Liabilities” means the sum of $96,444.51 owed by the Company to David Blanford, payable in accordance with the Blanford Release.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.

“Cash Consideration Ratio” means the result of one (1) minus the Share Consideration Ratio.

“Closing Cash Merger Consideration” means such amount of cash as is equal to the product of the Estimated Company Value, as set forth in the Estimated Closing Statement, multiplied by the Cash Consideration Ratio.

“Closing Current Assets” means the current assets of the Company, as of the Effective Time and determined in accordance with the formula to determine Estimated Closing Current Assets, except that if there was a Doubtful Accounts Reduction when computing Estimated Closing Current Assets and one or more of the Doubtful Accounts that were the subject of such Doubtful Accounts Reduction were collected in an amount that exceeds the value used in the calculation of the Estimated Closing Current Assets, in whole or in part, between the Closing Date and the date on which the Parent delivers the Closing Statement to the Shareholder’s Representative (but not less than 90 days after the Closing), then Closing Current Assets shall be increased by the difference between the amount of such Doubtful Accounts that was actually collected and the value of such Doubtful Accounts used to calculate the Estimated Closing Assets.

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“Closing Current Assets Target” means the result of $100,000 minus $1,000 (being the amount of the consideration payable by the Company to David Blanford under the Blanford Release).

“Closing Current Liabilities” means the current liabilities of the Company (except the Blanford Liabilities, the Williams Liabilities, the Long Hill Liabilities, the Employee Liabilities and the Company Transaction Costs) as of the Effective Time and determined in accordance with GAAP, applied in a manner consistent with past practices of the Company.

“Closing Liabilities” means the Liabilities of the Company (except for the Tissue Genesis Transaction Liabilities, any Liabilities arising under a Contract for future products or services not yet performed, any amounts loaned to the Company by Parent or its Affiliates, any amounts payable under the Employee Releases, and royalty payments and milestone payments each payable to ULRF), including, without duplication, the Closing Current Liabilities, the Blanford Liabilities, the Williams Liabilities, the Long Hill Liabilities, the Employee Liabilities and the Company Transaction Costs, in each case, as of the Effective Time and determined in accordance with GAAP, applied in a manner consistent with past practices of the Company.

“Closing Share Merger Consideration” means such number of Parent Common Stock as is equal to the quotient obtained by dividing (i) the product of the Estimated Company Value, as set forth in the Estimated Closing Statement, multiplied by the Share Consideration Ratio, by (ii) the Issue Price.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the Common Stock, par value $0.00001 per share, of the Company.

“Company Contract” means a Contract: (a) to which the Company is a party; (b) by which the Company or any Company Owned IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company ERISA Affiliate” means any trade or business or Person, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Company Exclusively Licensed IP Rights” means all Intellectual Property exclusively licensed to the Company that is used in the business of the Company as presently conducted.

“Company IP Rights” means Company Licensed IP Rights and Company Owned IP Rights.

“Company Licensed IP Rights” means all Intellectual Property licensed to the Company that is used in the business of the Company as presently conducted.

“Company Material Adverse Effect” means any change, event, circumstance, condition, fact or effect (each, an “Effect”) that is, or would reasonably be expected to become, individually or taken together with all other Effects, is materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities, prospects or results of operations of the Company or (ii) the ability of the Company to consummate the Contemplated Transactions; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) changes in general business, geopolitical or economic conditions, (b) changes affecting the industry generally in which Company operates, (c) any act of war, act of terrorism, natural or man-made disaster, act of god or pandemic (including the COVID-19 virus), (d) changes in or effects arising from, the financial, debt, capital, credit or securities markets, including interest or exchange rates; (e) any action required or permitted by this Agreement or the failure to take any action prohibited by the terms of this Agreement; (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (g) any failure to meet financial projections, estimates or forecasts, (h) any failure or inability to complete the Tissue Genesis Transaction, (i) any action taken at the written request of Parent or with the prior written consent of Parent, or (j) the announcement of this Agreement or the pendency or completion of the Contemplated Transactions; except in each case with respect to clauses (a) through (d) and (f), to the extent disproportionately affecting the Company relative to other similarly situated companies in the industries in which the Company operates.

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“Company Owned IP Rights” means all Intellectual Property owned or purported to be owned by the Company that is used in the business of the Company as presently conducted.

“Company Registered IP” means all Company Owned IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered copyrights, and registered trademarks (including domain names) and all applications for any of the foregoing.

“Company Stock Plans” means collectively, any Stock Plan of the Company.

“Company Transaction Costs” means the costs incurred by the Company in connection with the Merger, including, but not limited to, fees payable to the Company’s legal counsel and the Maxim Fee Amount payable to Maxim.

“Competing Business” means a business that is a competitor of a substantial portion of the Company’s business as of the Closing Date.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of June 13, 2020, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Damages” means any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees, expert fees, accounting fees or advisory fees), charge, cost (including costs of investigation or defending and enforcing rights under this Agreement) or reasonable expense of any nature, arising from any indemnifiable event described in Section 10; provided that it shall not include lost profits, loss of business opportunity, or consequential or incidental damages.

“Data Privacy Requirement” means all (a) Laws applicable to the protection or processing of Personal Data, including Laws relating to the collection, use, disclosure or retention of Personal Data and (b) contractual obligations relating to the collection, use, disclosure, retention, protection or processing of Personal Data. For the avoidance of doubt, the term “Data Privacy Requirements” include pronouncements or guidance by the Federal Trade Commission regarding data privacy requirements emanating from Section 5 of the Federal Trade Commission Act.

“Data Processors” means any third party service providers, software developers, outsourcers or other Persons which the applicable Person or its Subsidiary engages and allows access to Personal Data or information systems of such Person or its Subsidiaries (including all information and transactions stored or contained therein or transmitted thereby).

“Delaware General Corporation Law” or “DGCL” means the General Corporation Law of the State of Delaware, as amended.

“ECS Draft” shall have the meaning set forth in Section 2.2.

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“Employee Liabilities” shall mean the aggregate liabilities of the Company in relation to deferred wages or consulting fees, including payroll taxes, as applicable, owed to Matthew Lehman, Balamurugan Appakalai, Stuart Williams and Michael Hughes, as of the Effective Time.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit F, dated as of the Closing Date, among Parent, the Shareholders’ Representative and the Escrow Agent.

“Escrow Cash” means, as to each Shareholder who is a Non-Accredited Shareholder, such amount of cash as is equal to the product of (a) 12.7733% multiplied by (b) the Estimated Company Value, multiplied by (c) the Per Share Ex-Institutional Portion multiplied by (d) the aggregate number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time.

“Escrow Shares” means the Long Hill Escrow Shares and the Other Escrow Shares.

“Estimated Closing Current Assets” means the Company’s good faith estimate of the amount of current assets of the Company, as of the Effective Time and determined in accordance with GAAP, applied in a manner consistent with past practices of the Company; subject to the following sentence. The Estimated Closing Current Assets shall exclude or reduce in value aged accounts receivables (the “Doubtful Accounts”) as follows: the value of accounts that are between 61 and 90 days past due shall be reduced by 50%; the value of accounts that are between 91-120 days past due shall be reduced by 75%; and the value of accounts that are in excess of 120 days past due shall be valued at $0.00 (collectively the “Doubtful Accounts Reduction”).

“Estimated Closing Liabilities” means the Company’s good faith estimate of the Closing Liabilities.

“Estimated Company Value” means the result of (i) $15,000,000, minus (ii) the amount (if any) by which the aggregate amount of Estimated Closing Liabilities is in excess of the Liability Threshold plus (iii) the amount (if any) by which Estimated Closing Current Assets is in excess of the Closing Current Assets Target, minus (iv) the amount (if any) by which the Closing Current Assets Target is in excess of Estimated Closing Current Assets, in each case, as set forth in the Estimated Closing Statement.

“Estimated Maxim Fee Amount” means the Company’s good faith estimate of the Maxim Fee Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Final Company Value” means the result of (i) $15,000,000, minus (ii) the amount (if any) by which the aggregate amount of Closing Liabilities is in excess of the Liability Threshold, plus (iii) the amount (if any) by which Closing Current Assets is in excess of the Closing Current Assets Target, minus (iv) the amount (if any) by which the Closing Current Assets Target is in excess of Closing Current Assets, in each case, as set forth in the Final Closing Statement. For the avoidance of doubt, the Final Company Value shall not exceed $15,000,000.

“Fundamental Representations” means the representations and warranties of the Parties in Section 3.3 (Authorization); Section 3.4 (Vote Required); Section 3.17 (Tax Matters); Section 3.18(l)(ii) and (iii) (Employee and Labor Matters - Taxes); Section 3.21 (Broker’s Fees); Section 3.27 (Accuracy of Allocation Schedule); Section 4.7 (Valid Issuance of Shares); and Section 4.12 (No Vote Required).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Government Contract” means any Contract for the sale of goods or services currently in performance that is between the Company and a Governmental Authority or entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including NASDAQ).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Indemnifying Party” means any Person obligated to indemnify another Person under Section 10.

“Indemnitee” means any of: (a) the Parent; (b) the respective successors and assigns of the Parent; and (c) the Parent’s Representatives.

“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, (including any and all provisionals, continuations, continuations-in-part, continued prosecution, divisionals and patents of addition; requests for, and grants of, continued examination, extensions, supplemental protection certificates, re-examinations, post-grant confirmations or amendments, counterparts claiming priority from, or reissues of, any of the foregoing; and any patents or patent applications that claim priority to or from any of the foregoing) and all rights to claim priority arising from or related to any of the foregoing (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) copyrights and works of authorship, whether or not copyrightable (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act, the Defend Trade Secrets Act of 2016 and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person (collectively “Proprietary Information”); (g) mask works; (h) domain names; (i) proprietary databases and data compilations and all documentation relating to the foregoing; and, including in each case any and all (1) rights under which an employee, inventor, author or other person is obligated to assign or has assigned ownership any of the foregoing; (2) registrations of, applications to register, and renewals of, any of the foregoing with or by any Governmental Body in any jurisdiction throughout the world, (3) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (4) income, royalties and any other payments now and hereafter due and/or payable in respect of the foregoing.

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“Intended Tax Treatment” means as is defined in Section 6.4(a).

“IRS” means the United States Internal Revenue Service.

“Issue Price” means the higher of (a) the volume-weighted average price of the Parent Common Stock during the ten (10) consecutive trading days ending on the close of trading immediately preceding the Agreement Date, and (b) $7.00.

“Kentucky Corporation Law” or “KCL” means Chapter 271B of the Kentucky Revised Statutes.

“Key Employees” means Matthew Lehman and Balamurugan Appakalai.

“Know How” means know-how, trade secrets and other confidential or proprietary information, including data, invention rights, materials, technical, pre-clinical and clinical data, results, instructions, dossiers, records, documents, applications, processes, methods, formulas, formulation information, packaging and chemical specifications, raw material specifications, chemical and finished goods analytical test methods, stability data, testing data and quality control data for biological, chemical, pharmacological, toxicological, physical, analytical, clinical and safety, in each case, that Company has rights in, are owned by Company, or in the possession of Company as of the Agreement Date and as of the Closing, all as may be necessary or desirable for the development, licensing, regulatory approval and commercialization of the Company Products.

“Knowledge of Parent,” “Parent’s Knowledge” or similar terms means the actual knowledge of the officers and directors of the Parent; provided that each such individual shall be deemed to have actual knowledge of any fact or matter if such individual would reasonably be expected to know such fact or matter in the ordinary course of the performance of such individual’s employment responsibilities.

“Knowledge of the Company,” “Company’s Knowledge” or similar terms means the actual knowledge of Matthew Lehman and Stuart Williams; provided that each such individual shall be deemed to have actual knowledge of any fact or matter if such individual would reasonably be expected to know such fact or matter in the ordinary course of the performance of such individual’s employment responsibilities.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of NASDAQ or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, claim, litigation, arbitration, charge, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities” means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of that Person, including Tax Liabilities, those arising under any Law or Legal Proceeding and those arising under any Contract, including employment or payroll-related liabilities, but excluding the Tissue Genesis Transaction Liabilities and any liabilities arising under a Contract for future products or services not yet performed.

“Liability Threshold” means $1,300,000.

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“Long Hill Escrow Shares” means such number of shares of Parent Common Stock as is equal to the result of 3.1933% multiplied by the Estimated Company Value divided by the Issue Price.

“Long Hill Liabilities” means the Liabilities of the Company to Long Hill Capital V, LLC and Mounthaven Consulting, LLC, as of the Effective Time.

“Maxim Fee Amount” means the amount of the transaction success fee payable to Maxim Group LLC pursuant to that certain Finder’s Fee and Indemnity Agreement, dated as of July 3, 2020 (the “Maxim Agreement”), each by and between the Company and the Maxim Group LLC. The Maxim Fee Amount shall be determined in the same manner as the amount of the transaction success fee is determined under the Maxim Agreement.

“Merger Sub Board” means the board of directors of Merger Sub.

“Non-Accredited Shareholders” means those Shareholders who are not Accredited Shareholders.

“Ordinary Course of Business” means actions taken in the ordinary course of the Company’s normal operations and consistent with its past practices, which includes maintenance of the Company’s Intellectual Property rights and protections, compliance with all Laws and regulatory bodies, and the maintenance of all of its clinical trials (if any) and other contracts.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Other Escrow Shares” means, as to each Shareholder (other than Long Hill and ULRF), who is an Accredited Shareholder, such number of shares of Parent Common Stock as is equal to the quotient obtained by dividing (a) the product of (i) 12.7733% multiplied by (ii) the Estimated Company Value, multiplied by (iii) the Per Share Ex-Institutional Portion multiplied by (iv) the aggregate number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time, divided by (b) the Issue Price.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the Common Stock, $0.00001 par value per share, of Parent.

“Parent Contract” means a Contract: (a) to which the Parent is a party; (b) by which the Parent or any Intellectual Property owned by the Parent or any other asset of the Parent is or may become bound or under which the Parent has, or may become subject to, any obligation; or (c) under which the Parent has or may acquire any right or interest.

“Parent SEC Filings” means all filings, submissions, documents and disclosures filed or on file with the SEC and available for access by the public at www.SEC.gov.

“Party” or “Parties” means the Company, Merger Sub, Parent, the Shareholders and the Shareholders’ Representative.

“Per Share Accredited Portion” means a fraction, (i) the numerator of which is one, and (ii) the denominator of which is equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by Shareholders who are Accredited Shareholders and ULRF (other than Company Common Stock held by the Company as treasury stock).

“Per Share Ex-Institutional Portion” means a fraction, (i) the numerator of which is one, and (ii) the denominator of which is equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company as treasury stock and other than Company Common Stock held by each of Long Hill and ULRF).

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“Per Share Non-Accredited Portion” means a fraction, (i) the numerator of which is one, and (ii) the denominator of which is equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by Shareholders who are Non-Accredited Shareholders (other than Company Common Stock held by the Company as treasury stock).

“Per Share Portion” means a fraction, (i) the numerator of which is one, and (ii) the denominator of which is equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock held by the Company as treasury stock).

“Permitted Encumbrances” means: (A) statutory liens for Taxes that are not yet delinquent or liens for Taxes that are being contested in good faith for which adequate reserves have been established in accordance with GAAP and are reflected in the Company Financials; (B) liens to secure obligations to landlords, lessors or renters under operating leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, incurred in the ordinary course of business; (E) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws; (F) any non-exclusive license of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business; (G) liens on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record, would be disclosed by a current, accurate survey or physical inspection of such real property and do not materially interfere with the present uses of such real property; (H) liens created by or on behalf of Parent, Merger Sub or their Affiliates; and (I) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means any information that relates to an identifiable natural person or that is otherwise considered personally identifiable information or personal data under applicable Law.

“Pro Rata Portion” means, with respect to a given Shareholder, the fraction obtained by multiplying the Per Share Portion by the aggregate number of shares of Company Common Stock held by such Shareholder immediately prior to the Effective Time.

“Products” means any technology, service, device, compound, molecule, treatment, composition or mixture developed by, being developed by or planned for development by the Company.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Restriction Period” means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Consideration Ratio” means a fraction, (i) the numerator of which is the number of shares of Company Common Stock held by the Shareholders who are Accredited Shareholders immediately prior to the Effective Time, and (ii) the denominator of which is the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock held by the Company as treasury stock).

“Shareholders” means the shareholders of the Company.

“Shareholders’ Representative” means Long Hill Capital V, LLC, or its replacement or successor.

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“Stock Plan” means any plan for the issuance of stock options, warrants, phantom options, RSUs or other such incentive programs adopted by the Board of the Company.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsidiary” of a Person means an Entity whose interests are directly or indirectly owned beneficially or of record by such Person in, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Liability” means all Taxes and other Third Party Claims resulting from, arising out of, or incurred in connection with (a) any Taxes imposed on a Person or for which a Person is otherwise liable (including as a transferee or successor or pursuant to any tax sharing agreement, tax indemnification agreement or similar agreement) for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; and (b) any Taxes of a Person other than the Parent for which it may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Tax Law) as a result of being a member of any group which files or has filed a Tax Return on a consolidated, combined, unitary or similar basis for a Pre-Closing Period.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tissue Genesis” means Tissue Genesis, LLC.

“Tissue Genesis Transaction” means the proposed acquisition by the Company or any of its Subsidiaries to certain assets of Tissue Genesis, pursuant to an asset purchase agreement to be entered into between Tissue Genesis and the Company or a to-be-formed subsidiary of the Company (“TG APA”).

“Tissue Genesis Transaction Liabilities” means the (a) the Liabilities arising as consideration payable or contingently payable by the Company or a to-be-formed subsidiary of the Company to Tissue Genesis in relation to the Tissue Genesis Transaction; and (b) the Liabilities associated with the assets and Liabilities acquired in the Tissue Genesis Transaction.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“ULRF Instrument” means the agreements between ULRF and the Company under which ULRF is entitled to be issued shares of Company Common Stock.

“Williams Liabilities” means the aggregate of the principal of, and interest on, the indebtedness of the Company under the Revolving Line of Credit Agreement, dated as of January 11, 2019, by and between Stuart K. Williams, II, as the lender, and the Company, as the borrower, as of the Effective Time.

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EXHIBIT J

ACCREDITED INVESTORS

Shareholder	Accredited Shareholder (Yes / No)
Matthew Lehman	Yes

Balamurugan Appakalai	Yes

Stuart K. Williams	Yes

David E. Blanford	Yes

Michael G. Hughes	Yes

Gopalakrishnan Loganathan	No

Dushan T. Ghooray	No

William Tucker	Yes

W. Thomas Fisher	Yes

Long Hill Capital V, LLC	Yes

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